PRELIMINARY COPY – SUBJECT TO COMPLETION DATED NOVEMBER 23, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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VAALCO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY – SUBJECT TO COMPLETION DATED NOVEMBER 23, 2015

VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

Dear Stockholder:

A special meeting of stockholders (the “Special Meeting”) of VAALCO Energy, Inc. (the “Company” or “VAALCO”) will be held at             , local time, on January 5, 2016, at             . Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Special Meeting and Proxy Statement. VAALCO is calling the Special Meeting to allow stockholders of the Company an opportunity to amend the Company’s certificate of incorporation and bylaws to provide stockholders with the power to remove directors without cause (the “Cause Amendment Proposal”) and to vote upon five proposals that were made by Group 42, Inc. (“Group 42”), Bradley L. Radoff and their affiliates (collectively, the “Group 42-BLR Group”) in its consent solicitation statement on Schedule 14A with the Securities and Exchange Commission (the “Group 42 Consent Solicitation”). For reasons described further in this Proxy Statement, VAALCO considers the proposal contained in the Group 42 Consent Solicitation to remove without cause four members of the Board of Directors of VAALCO (the “Board”) to not be an action that can be properly taken under the Company’s certificate of incorporation, which explicitly provides that directors can only be removed for cause. In the interest of stockholder democracy, however, the Board has decided to put the Cause Amendment Proposal and the five proposals of the Group 42 Consent Solicitation to a vote of stockholders at the Special Meeting. These six proposals are together herein referred to as the “Proposals”. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about                                     .

This Special Meeting is of particular importance to all VAALCO stockholders because the Proposals entail removing four directors of the Company, representing a majority of your Board, three of whom were elected by you on June 3, 2015, at the Company’s 2015 Annual Meeting of Stockholders. The Proposals also include a proposal to fill the vacancies created by such removal with four individuals recommended by the Group 42-BLR Group. In short, the Proposals, taken together, require you to decide whether to turn over control of your Company to persons hand-picked by the Group 42-BLR Group without offering you a takeover premium.

The Board strongly believes that the proposals seeking to remove the directors are not in the best interests of stockholders. Your full Board is elected annually, so stockholders who believe the current directors are not acting in the best interest of the stockholders will have the ability to propose replacement nominees and remove some or all of the current directors at next year’s annual meeting of stockholders. The Board believes the control of the Company belongs to all stockholders as represented by their elections at the annual meeting, rather than to the Group 42-BLR Group and their director nominees, who may have interests different from the best interests of all of the Company’s stockholders. Accordingly, we urge you to reject the Group 42-BLR Group’s efforts to remove a majority of the members of your Board. We are prepared to discuss, and have previously offered to discuss, any substantive issues raised by the Group 42-BLR Group and are open to all suggestions to build value for stockholders.

Accordingly, your Board unanimously recommends that you vote AGAINST Proposals 2, 3, 4, 5 and 6 on the enclosed proxy card TODAY.

With respect to Proposal 1 to amend the certificate of incorporation and the bylaws to provide stockholders with the power to remove directors without cause, the Board makes NO RECOMMENDATION.

Your vote is important. Whether or not you plan to attend the Special Meeting, we hope you will submit your proxy as soon as possible. You may submit a proxy over the internet, by telephone or by signing, dating and returning the enclosed proxy card in the envelope provided. Information about each of these proxy submission methods is set forth in the accompanying Notice of Special Meeting and Proxy Statement.

We urge you NOT to sign or return any proxy cards sent by the Group 42-BLR Group. If you have previously signed any proxy card from the Group 42-BLR Group, you can revoke that earlier proxy and vote by proxy against the Proposals by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, by voting by proxy over the internet using the internet address on the proxy card or by voting by proxy by telephone using the toll-free number on the proxy card.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. Thank you for your consideration.

Sincerely yours,

Steven P. Guidry

Chairman of the Board and Chief Executive Officer

PRELIMINARY COPY – SUBJECT TO COMPLETION DATED NOVEMBER 23, 2015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

A special meeting of the stockholders (the “Special Meeting”) of VAALCO Energy, Inc., a Delaware corporation (the “Company” or “VAALCO”), will be held at             , local time, on January 5, 2016, at              for considering the following proposals (the “Proposals”):

(1)	to amend the Company’s Restated Certificate of Incorporation, as amended (the “Charter”) and the Second Amended and Restated Bylaws of the Company (the “Bylaws”) to provide stockholders with the power to remove directors without cause (the “Cause Amendment Proposal”);

(2)	to repeal any provision of the Bylaws in effect at the time of the Special Meeting, including any amendments thereto, that was not included in the Bylaws that were in effect on September 26, 2015 and were filed with the Securities and Exchange Commission on September 28, 2015 (the “Bylaw Restoration Proposal”);

(3)	to remove without cause four members of the Board, Frederick W. Brazelton, James B. Jennings, John J. Myers, Jr. and Steven J. Pully, including any person elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after November 6, 2015 and prior to the Special Meeting (the “Removal Proposal”);

(4)	to amend Article III, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company (the “Vacancy Proposal”);

(5)	to amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members (the “Board Size Proposal”); and

(6)	to elect four nominees, Pete J. Dickerson, Michael Keane, Bradley L. Radoff and Joshua E. Schechter (the “Nominees”), to serve as directors of VAALCO (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees) (the “Election Proposal”).

The Proxy Statement accompanying this Notice describes each of the foregoing proposals in more detail. The VAALCO Board recommends a vote AGAINST Proposals 2, 3, 4, 5 and 6.

With respect to Proposal 1 to amend the Charter and the Bylaws to provide stockholders with the power to remove directors without cause, the Board makes NO RECOMMENDATION.

The proposals stated above are the only proposals to be acted upon at the Special Meeting. Therefore, in accordance with Article II, Section 12(B) of our Bylaws, no other business will be conducted. Stockholders of record at the close of business on December 15, 2015 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

All stockholders as of the close of business on December 15, 2015 are cordially invited to attend the Special Meeting in person, but whether or not you plan to attend, we urge you to review these materials carefully and to vote by proxy by internet, telephone or by submitting your proxy card as promptly as possible.

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Please note that the Group 42-BLR Group may file a proxy statement with the Securities and Exchange Commission in connection with the proposals stated above.

THE VAALCO BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE GROUP 42-BLR GROUP.

If you sign a proxy card sent to you by the Group 42-BLR Group, you can revoke that proxy and vote by proxy against the matters to be voted on at the Special Meeting by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, by voting by proxy over the internet using the internet address on the proxy card or by voting by proxy by telephone using the toll-free number on the proxy card.

By Order of the Board of Directors,

Steven P. Guidry

Chairman of the Board and Chief Executive Officer

Houston, Texas

                         , 2015

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IMPORTANT

Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly by proxy AGAINST Proposals 2, 3, 4, 5 and 6 (as described on pages 19 to 23 of the Proxy Statement).

If you have any questions or need any assistance in voting your shares by proxy, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Please Call Toll Free: (866) 416-0552

Email: vaalco@dfking.com

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors (the “Board” or the “VAALCO Board”) of VAALCO Energy, Inc. (“VAALCO,” the “Company,” “we,” “our” or “us”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Tuesday, January 5, 2015. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about                                     .

Stockholders of record at the close of business on December 15, 2015 will be entitled to vote at the Special Meeting. At the close of business on                     ,             ,              shares of our common stock, $0.10 par value per share (the “Common Stock”), were outstanding and entitled to vote. Stockholders are entitled to one vote for each share of Common Stock held.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why am I receiving this Proxy Statement?

As you may be aware, Group 42, Inc. (“Group 42”), Paul A. Bell, BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., The Radoff Family Foundation, Bradley L. Radoff and the Group 42 Nominees listed below (collectively, the “Group 42-BLR Group”) have requested a solicitation of written stockholder consents (the “Group 42 Consent Solicitation”) and filed a preliminary consent solicitation statement on Schedule 14A with the Securities and Exchange Commission. Through the Group 42 Consent Solicitation, the Group 42-BLR Group has asked you to turn over control of your Board and the Company by asking you to remove three of the six directors whom you elected five months ago on June 3, 2015, at the Company’s 2015 Annual Meeting of stockholders, and to remove Mr. Steven J. Pully who was added to your Board on July 31, 2015, and to replace these four directors with a slate of nominees picked by the Group 42-BLR Group, including two principals of the Group 42-BLR Group. Specifically, the Group 42-BLR Group has asked you to: (i) repeal any provision of the Second Amended and Restated Bylaws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective, including any amendments thereto, that was not included in the Bylaws that were in effect on September 26, 2015 and were filed with the Securities and Exchange Commission (“SEC”) on September 28, 2015 (the “Bylaw Restoration Proposal”); (ii) remove without cause four members of the Board, Frederick W. Brazelton, James B. Jennings, John J. Myers, Jr. and Steven J. Pully, including any person (other than those elected by the Group 42 Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after November 6, 2015 and prior to the time that any of the actions proposed to be taken by the Group 42-BLR Group become effective (the “Removal Proposal”); (iii) amend Article III, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company (the “Vacancy Proposal”); (iv) amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members (the “Board Size Proposal”); and (v) elect four nominees, Pete J. Dickerson, Michael Keane, Bradley L. Radoff and Joshua E. Schechter (the “Nominees”), to serve as directors of VAALCO (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees) (the “Election Proposal”).

Your Board has announced and called the Special Meeting to be held on January 5, 2016 because it believes that the Group 42-BLR Group’s effort to remove four directors “without cause” is an action that cannot properly be taken under the Company’s certificate of incorporation. The Company’s charter permits stockholders to remove directors only for “cause” and there is no case law that has held that a “cause” restriction for director removal in a charter would be unenforceable under Delaware law. However, the Board is receptive to stockholder views and would like to give stockholders the opportunity to make removal of a director without cause a permissible action under the Company’s governing documents. VAALCO has announced this Special Meeting to be held on January 5, 2016 for the purpose of allowing stockholders to consider and vote on a proposal to amend the Company’s charter and Bylaws to allow for the removal of a director without cause, as well as the other five proposals posed by the Group 42-BLR Group in its Group 42 Consent Solicitation and described further below. These six proposals are together herein referred to as the “Proposals.”

You are receiving this Proxy Statement as a stockholder of VAALCO as of December 15, 2015, the record date.

As further described below, we request that you promptly use the enclosed Proxy Card to vote, by internet, by telephone or by mail, in the event you desire to:

1.	express your opposition to Proposals, even if you have not already submitted a proxy to Group 42-BLR Group (or have no intention to do so); or

2.	revoke any proxy that you may have delivered to the Group 42-BLR Group to vote on the Proposals.

What proposals are to be presented at the Special Meeting?

The purpose of the Special Meeting is to consider and vote upon the Proposals. Although the VAALCO Board recommends voting AGAINST Proposals 2, 3, 4, 5 and 6, at the Special Meeting you will be asked to consider such proposals which consist of the Cause Amendment Proposal, Bylaw Restoration Proposal, the Removal Proposal, the Vacancy Proposal, the Board Size Proposal and the Election Proposal. With respect to Proposal 1 to amend the Charter and the Bylaws to provide stockholders with the power to remove directors without cause, the Board makes NO RECOMMENDATION.

Group 42-BLR Group may file a proxy statement with the SEC in connection with this Special Meeting. To that extent, you may receive proxy solicitation materials with a proxy card from the Group 42-BLR Group. OUR BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE GROUP 42-BLR GROUP.

When will the Special Meeting be held?

The Special Meeting is scheduled to be held on January 5, 2016.

Who is soliciting my vote?

In this Proxy Statement, the VAALCO Board of Directors is soliciting your vote.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card—Steven P. Guidry and Eric J. Christ—to vote your shares at the Special Meeting in the manner you direct. You may also abstain from voting. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the VAALCO Board, including against the Proposals (see below).

What does the VAALCO Board recommend?

The VAALCO Board unanimously recommends that you vote by proxy using the proxy card with respect to the Proposals, as follows:

•	AGAINST the proposal to repeal any provision of the Bylaws in effect at the time of the Special Meeting, including any amendments thereto, that was not included in the Bylaws that were in effect on September 26, 2015 and were filed with the SEC on September 28, 2015 (the “Bylaw Restoration Proposal”) (see page 19);

•	AGAINST the proposal to remove without cause four members of the Board, Frederick W. Brazelton, James B. Jennings, John J. Myers, Jr. and Steven J. Pully, including any person elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after November 6, 2015 and prior to the Special Meeting (the “Removal Proposal”) (see page 20);

•	AGAINST the proposal to amend Article III, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company (the “Vacancy Proposal”) (see page 21);

•	AGAINST the proposal to amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members (the “Board Size Proposal”) (see page 22); and

•	AGAINST the proposal to elect four nominees, Pete J. Dickerson, Michael Keane, Bradley L. Radoff and Joshua E. Schechter (the “Nominees”), to serve as directors of VAALCO (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees) (the “Election Proposal”) (see page 23).

The Board is making NO RECOMMENDATION with respect to the proposal to amend the Company’s Restated Certificate of Incorporation, as amended (the “Charter”) and the Bylaws to provide stockholders with the power to remove directors without cause (the “Cause Amendment Proposal”) (see page 17).

Our Board urges you NOT to sign or return any proxy card sent to you by the Group 42-BLR Group. If you have previously signed a proxy card sent to you by the Group 42-BLR Group you can revoke that earlier proxy and vote by proxy against the matters to be voted on at the Special Meeting by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, by voting by proxy over the internet using the internet address on the proxy card or by voting by proxy by telephone using the toll-free number on the proxy card.

Why is the VAALCO Board recommending against the Proposals 2, 3, 4, 5 and 6?

The Board strongly believes that Proposals 2, 3, 4, 5 and 6 are not in the best interests of stockholders. Your full Board is elected annually, so stockholders who believe the current directors are not acting in the best interest of the stockholders will have the ability to propose replacement nominees and remove some or all of the current directors at next year’s annual meeting of stockholders. The Board believes the control of the Company belongs to all stockholders as represented by their elections at the annual meeting, rather than to the Group 42-BLR Group and their director nominees, who may have interests that differ from the best interests of all of the Company’s stockholders.

In addition, if the Nominees are elected, your Board would be controlled by the Nominees, who include two principals of the Group 42-BLR Group. The Board believes that it is not in the best interest of all stockholders to give a minority stockholder control over the Board and the Company, as the Group 42-BLR Group may have interests different from, and in conflict with, the best interests of all of the Company’s stockholders. Moreover, the election of the Nominees would not provide the Company’s stockholders with any control premium.

If the Board is making no recommendation regarding the proposal to amend the Charter and the Bylaws to provide stockholders with the power to remove directors without cause, why is the Board presenting the proposal to stockholders?

The Company is calling this Special Meeting because it considers the proposal contained in the Group 42 Consent Solicitation to remove without cause four members of the Board to not be an action that can be properly taken under the Company’s Charter, which explicitly provides that directors can only be removed for cause. As the Board cannot ignore its fiduciary responsibility to follow a clear provision of your Charter, it considers the proposal contained in the Group 42 Consent Solicitation to remove without cause four members of the Board to be null and void. At the same time, the Board remains committed to acting in the best interests of all of the Company’s stockholders and to discharging its duties in this regard by staying highly responsive to stockholder interests and concerns. Therefore, the Board is calling this Special Meeting and placing Proposal 1 on the agenda to provide stockholders with a valid legal means by which to amend the Charter and Bylaws, should they wish to do so, to permit stockholders to remove directors without cause.

If I have already voted by proxy in favor of Proposals, can I still change my mind?

Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card in the accompanying postage-paid envelope, or vote by proxy by telephone or via the internet in accordance with the instructions in the proxy card. We strongly urge you to revoke any proxy card you may have returned to the Group 42-BLR Group and to vote by proxy AGAINST Proposals 2, 3, 4, 5 and 6. Only your latest dated proxy will count at the Special Meeting.

If the Proposals are approved, will it result in a “change of control”? And, if so, what will this mean for the Company?

If the Proposals are approved, four of the current members of your Board would be replaced with the Group 42-BLR Group Nominees, which may result in a “change of control” that could trigger, among other things, the acceleration of debt under the Company’s revolving credit facility and certain other payment obligations under the Company’s executive employment agreements and equity incentive plans.

Under the Loan Agreement, dated as of January 30, 2014, between VAALCO Gabon (Etame), Inc. and International Finance Corporation (“IFC”) (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), a change of control will constitute an event of default under certain circumstances. It is an event of default under the Loan Agreement when control (as defined below) of the Company is transferred to any person without the consent of IFC, provided such consent may not be unreasonably withheld if the proposed transferee has a proven technical record in the international oil industry, if relevant, sound financial standing and, in IFC’s reasonable judgment, a good reputation. “Control” is defined as the power to direct the management or policies of a person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty-one per cent (51%) or more of the voting share capital of a person is deemed to constitute control of that person. The Company intends to seek IFC’s consent to the change of control that would result if the Proposals are approved, resulting in the replacement of a majority of the members of the Board. However, no assurances can be made that IFC will consent to such change of control. Pursuant to the existing terms of the Loan Agreement, upon an event of default, IFC may elect to immediately accelerate all outstanding indebtedness under the Loan Agreement. As of September 30, 2015, there was approximately $15 million of debt outstanding under the Loan Agreement.

Under the Amended and Restated Executive Employment Agreement, effective as of September 29, 2015, between the Company and Steven P. Guidry, the Company’s Chairman of the Board and Chief Executive Officer (the “Guidry Employment Agreement”), Mr. Guidry is entitled to certain enhanced cash severance payments if, during the term of the employment agreement and within the twelve month period following a “Change in Control” (as defined in the Guidry Employment Agreement) or within the three month period preceding a

Change in Control, Mr. Guidry’s employment is terminated other than (i) by the Company for “cause” (as defined in the Guidry Employment Agreement), (ii) by Mr. Guidry for other than “good reason” (as defined in the Guidry Employment Agreement) or (iii) due to Mr. Guidry’s death or “disability” (as defined in the Guidry Employment Agreement), subject to his execution of a release of claims, Mr. Guidry will be entitled to severance benefits consisting of: (i) continued group health plan coverage for one year, (ii) accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses, and (iii) an additional payment, payable over a one year period following termination, equal to two times the sum of (x) Mr. Guidry’s base salary then in effect and (y) the higher of (A) the average of Mr. Guidry’s annual bonus paid or payable for the two calendar years immediately preceding the calendar year in which the termination date occurs and (B) Mr. Guidry’s annual bonus for the calendar year in which the termination date occurs (prorated to reflect the number of days worked in the year of termination).

Under the Executive Employment Agreements between the Company and each of Cary Bounds, the Company’s Chief Operating Officer, Don McCormack, the Company’s Chief Financial Officer and Eric Christ, the Company’s Vice President and General Counsel (the “Executive Employment Agreements”), the applicable executive will be entitled to certain enhanced cash severance payments if, during the term of the employment agreement and within the twelve month period following a “change in control” (as defined in the Executive Employment Agreements), or within the three month period preceding a change in control, the executive’s employment is terminated other than (i) by the Company for “cause” (as defined in the Executive Employment Agreements), (ii) by the executive for other than “good reason” (as defined in the Executive Employment Agreements) or (iii) due to the executive’s death or “disability” (as defined in the Executive Employment Agreements), subject to his execution of a release of claims, the executive will be entitled to severance benefits consisting of: (i) continued group health plan coverage for one year, (ii) accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses, and (iii) an additional payment, payable over a one year period following termination, equal to one times the sum of (x) the executive’s base salary then in effect and (y) the higher of (A) the average of the executive’s annual bonus paid or payable for the two calendar years immediately preceding the calendar year in which the termination date occurs and (B) the executive’s annual bonus for the calendar year in which the termination date occurs (prorated to reflect the number of days worked in the year of termination).

The definition of “good reason” under the Guidry Employment Agreement and the Executive Employment Agreements generally includes any of the following actions taken without the executive’s consent: (i) the assignment of any duties that are materially inconsistent with the executive’s position, (ii) relocation of the principal work location by more than 40 miles; and (iii) the failure to obtain the assumption of the agreement by any successor. The definition of good reason also provides for cure by the company and notice by the executive.

The definition of a “change in control” under both the Guidry Employment Agreement and the Executive Employment Agreements includes a trigger relating to a turnover of a majority of the members of our Board from those members as of the effective date of the applicable agreement, meaning that if the Election Proposal is approved and four of our current directors are replaced, a “change in control” may occur under each of the agreements.

All awards issued pursuant to the Company’s equity incentive plans, including the 2014 Long Term Incentive Plan, the 2012 Long Term Incentive Plan, and the 2007 Stock Incentive Plan (together, the “Incentive Plans”), would be impacted by a “change in control” of the Company, as defined in each of the respective Incentive Plans. Upon a “change in control” under the Incentive Plans,

(i)	all of the stock options and stock appreciation rights issued pursuant to their respective Incentive Plans then outstanding become 100% vested and immediately and fully exercisable;

(ii)

all of the restrictions and conditions of any restricted stock awards, restricted stock units and other stock-based awards issued pursuant to their respective Incentive Plans then outstanding shall be deemed satisfied, and the restriction period with respect thereto shall be deemed to have expired, and thus each incentive award issued pursuant to their respective Incentive Plans shall become free of all restrictions and fully vested; and

(iii)	all of the performance-based awards issued pursuant to their respective Incentive Plans shall become fully vested, deemed earned in full and promptly paid within thirty (30) days to the affected grantees thereof without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.

The definition of a “change in control” under each of the Incentive Plans includes a trigger relating to a turnover of a majority of the members of our Board, meaning that if the Election Proposal is approved and four of our current directors are replaced, a “change in control” may occur under each of the Incentive Plans.

For an estimate of the amounts that would be payable under the Incentive Plans to our named executive officers in the event a “change in control” occurred on December 31, 2014, please see “Potential Payments upon Termination or Change in Control” in Annex A. The numbers reflected in “Potential Payments upon Termination or Change in Control” are calculated assuming the relevant event occurred on December 31, 2014, but, with respect to Mr. Guidry, they also give effect to the terms included in the Guidry Employment Agreement, as described above. As Messrs. Bounds, McCormack and Christ were not named executive officers for 2014, no amounts are reflected with respect to them in Annex A.

Will my shares be voted if I do nothing?

If your shares of our Common Stock are held in registered name, you must sign and return a proxy card in order for your shares to be voted, unless you vote over the internet or by telephone or attend the Special Meeting and vote in person. If your shares of Common Stock are held in street name and you do not instruct your broker or other nominee how to vote your shares, then, because all of the Proposals are “non-routine matters,” your broker or other nominee would not have discretionary authority to vote your shares on Proposals. If your shares of our Common Stock are held in street name, your broker, bank or nominee has enclosed a voting instruction form with this Proxy Statement. We strongly encourage you to authorize your broker or other nominee to vote your shares by following the instructions provided on the voting instruction card.

Please return your proxy card to your nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

The way to support your Board is to vote AGAINST Proposals 2, 3, 4, 5 and 6 by signing, dating and returning the enclosed proxy card today in the envelope provided. You may also vote by proxy over the internet using the internet address on the proxy card or by telephone using the toll-free number on the proxy card. If your shares are held in street name, you should follow the instructions on your voting instruction form and provide specific instructions to your broker to vote as described above.

Whom should I call if I have questions about the Special Meeting?

Please call D.F. King & Co., Inc., toll free at (866) 416-0552.

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January 5, 2016

Each of the Notice of Special Meeting and this Proxy Statement is available at [●].

Background of the Solicitation

The following is a chronology of material events leading up to this special meeting proxy solicitation.

•	In May 2015, Group 42 made its initial investment in the Company.

•	In June 2015, Bradley Radoff and his related entities made their initial investment in the Company.

•	On June 16, 2015, Mr. Radoff met with Steven P. Guidry, the Company’s Chief Executive Officer, at the Company’s executive offices. During this onsite meeting, Mr. Radoff made inquiries about the Company’s business.

•	On July 6, 2015, Group 42 sent a letter to Mr. Guidry to notify him of Group 42’s stock holdings in the Company and to request a meeting to discuss the Company’s performance and its plans for driving stockholder value.

•	On July 7, 2015, Mr. Guidry reached out to Mr. Radoff to further discuss the Company’s plans for driving stockholder value and business priorities at the Company.

•	On July 17, 2015, Al Petrie, the Company’s Investor Relations Coordinator, had a general corporate overview call with Mr. Radoff. Mr. Guidry and Mr. Radoff coordinated in setting up the call.

•	On July 20, 2015, Mr. Guidry met with representatives of Group 42 at the Company’s offices in Houston, Texas to review the Company’s strategy and tactical plans and to answer Group 42’s questions. To be sure that Group 42’s questions were fully addressed in the meeting, the Company was represented by Mr. Guidry, the Company’s Chief Executive Officer, Cary Bounds, the Company’s Chief Operating Officer, Greg Hullinger, the Company’s Chief Financial Officer, Eric J. Christ, the Company’s Vice President, General Counsel and Corporate Secretary, and Mr. Petrie. Mr. Paul Bell stated that Group 42 was “not an activist investor.”

•	On July 24, 2015, Mr. Guidry met with Group 42’s Chairman, Michael Keane, at the Company’s offices in Houston, Texas to discuss Group 42’s analysis of the Company and its proposals for developing the Company’s performance and stockholder value. Mr. Guidry informed Mr. Keane that the Company was pursuing most of the ideas that Mr. Keane had recommended at the meeting.

•	On July 28, 2015, Group 42 sent Mr. Guidry a letter to request that the Company provide a formal response, by August 3, 2015, to the proposals Mr. Guidry and Mr. Keane discussed at their meeting on July 24, 2015.

•	On August 2, 2015, Mr. Guidry and Company directors Steven J. Pully and James B. Jennings met with Mr. Keane in Dallas, Texas regarding Group 42’s recommendations for the Company. At the meeting, Group 42 demanded three seats on the Board to represent their 4.9% stockholder interest in the Company, and specifically demanded that Mr. Keane and Mr. Peter Dickerson be appointed to the Board. The Company offered Group 42 one Board seat and indicated that it would consider hiring Mr. Dickerson as an advisor to the management team. Group 42 declined VAALCO’s offer.

•	On August 3, 2015, Group 42 sent Mr. Guidry a letter requesting that Mr. Guidry provide the Company’s response, by August 4, 2014, to the discussions between Group 42 and the Board on August 2, 2015.

•	On August 5, 2015, representatives of Group 42 and the Company engaged in discussions over the phone regarding the composition of the Board and the possibility of Group 42 adding directors to the Board. Group 42 demanded that VAALCO (1) appoint Michael Keane to the Board and name him Vice Chairman of the Board; (2) appoint Mr. Dickerson as an advisor to the Board at a salary of $10,000 per month, (3) split the Chairman and CEO roles, and (4) tender a repurchase of VAALCO shares at a premium to then-current market prices.

•	On September 10, 2015, Group 42 sent a letter to the Board explaining Group 42’s opposition to the renewal of Mr. Guidry’s contract as the Chief Executive Officer and Group 42’s view that such renewal was not in the best interest of the stockholders.

•	On September 25, 2015, Group 42, Mr. Radoff and certain of their associates formed the Group 42-BLR Group and filed their initial Schedule 13D, disclosing a collective 11.1% beneficial ownership in the Company and Group 42-BLR Group’s views concerning operational and strategic opportunities for the Company to increase value for its stockholders. The Schedule 13D disclosure also stated that the Group 42-BLR Group was prepared to seek changes to the Board and management in order to pursue such opportunities.

•	On September 28, 2015, the Company disclosed in a Current Report on Form 8-K that the Company on September 26, 2015 had adopted a stockholder rights plan, which is triggered at 10% beneficial ownership and is designed to ensure that, among other objectives, stockholders receive a control premium in the event of change of control in the Company’s stock. The Company also disclosed that it had amended its Bylaws to, among other objectives, clarify certain corporate governance procedures of the Company.

•	On Monday, September 28, 2015, Mr. Guidry emailed Mr. Radoff and Mr. Bell separately to inform them of the adoption of the stockholder rights plan. Mr. Guidry’s emails emphasized that the Company remained open to hearing the opinions and views of the Company’s stockholders. Mr. Guidry offered to schedule a time to hear more about the views of the Group 42-BLR Group.

•	On Wednesday, September 30, 2015, Mr. Guidry emailed Mr. Radoff and Mr. Bell separately to organize a time to discuss the views of Mr. Radoff and Mr. Bell regarding the Company. Mr. Guidry proposed to have a conversation on October 2, 2015, at 3:30 PM. Neither Mr. Radoff nor Mr. Bell responded to these emails.

•	On October 5, 2015, the Group 42-BLR Group sent a letter to the Company’s Board, and issued a press release containing the letter, which alleged shortcomings in the Board’s leadership. The letter stated that the Group 42-BLR Group was prepared to take measures to make changes to the Board’s composition.

•	On Thursday, October 22, 2015, Mr. Guidry emailed Mr. Radoff offering to meet at any time during the following week. After back-and-forth email communications between October 22 and 26, 2015, Mr. Guidry offered to host an in-person meeting at the Company’s offices on October 28, 2015, to be attended by Mr. Jennings (Lead Director) and Mr. Petrie. Mr. Radoff never responded.

•	On Wednesday, October 28, 2015, Mr. Keane contacted the Company and suggested holding the meeting after the Company’s earnings call on November 10, 2015. The parties agreed that their dialogue would continue at such point.

•	On November 6, 2015, the Group 42-BLR Group delivered notice to the Company (the “Notice of Consent Solicitation”) of the Group 42-BLR Group’s intent to undertake a solicitation of stockholder consents (the “Consent Solicitation”) to approve the Group 42 Proposals.

•	One the same date, the Group 42-BLR Group initiated its Consent Solicitation by filing a preliminary proxy statement on Schedule 14A with the SEC (the “Consent Solicitation Statement”).

•	On November 16, 2015, the Company delivered a letter to the Group 42-BLR Group notifying the group of deficiencies in its Notice of Consent Solicitation. The Company noted that the Notice was deficient because, among other reasons, the Removal Proposal which sought to remove directors without cause was contrary to the Company’s certificate of incorporation and thus, was not a proper matter for stockholder action. The letter informed the Group 42-BLR Group that until such deficiencies were cured, the Company would consider the Notice null and void.

On the same date, the Company delivered a second letter to the Group 42-BLR Group offering to convene a special meeting for the purpose of voting on the Group 42 Proposals, including the Cause Amendment Proposal, in a manner that would be compliant with the Company’s certificate of incorporation. The letter also contained a draft of an agreement in which the Company commits to convene a special meeting of stockholders to consider the Group 42 Proposals. The Company also offered one board seat to the Group 42-BLR Group in order to settle the contest. The second letter, along with the draft settlement agreement, was described in and appended to a press release of the same date. The press release was filed on a Current Report on Form 8-K dated November 16, 2015.

•	On November 16, 2015, the Company filed a preliminary consent revocation statement on Schedule 14A in opposition to the Group 42 Consent Solicitation (the “Consent Revocation Statement”). The Consent Revocation Statement disclosed to stockholders the Company’s view that the Removal Proposal was not a proper matter for stockholder action and urged stockholders to revoke any consents previously given in favor of the Group 42 Proposals.

•	On November 17, 2015, Olshan Frome Wolosky LLP, outside counsel to the Group 42-BLR Group, made the following settlement proposal:

•	the Group 42-BLR Group would be entitled to designate three directors;

•	three current VAALCO directors would resign from the Board;

•	the Chairman and CEO positions would be separated;

•	a Group 42-BLR Group director nominee would become Chairman of the Board;

•	the shareholder rights plan would be terminated;

•	the Company would reimburse all of the expenses of the Group 42-BLR Group;

•	the Company would have until November 18 to accept the offer; afterwards, the Group 42-BLR Group would continue its public campaign.

•	On November 18, 2015, Vinson & Elkins L.L.P. communicated to Olshan Frome Wolosky LLP that the Board would need additional time to review the Group 42-BLR Group’s settlement offer and convene a meeting of all the members of the Board.

•	On November 20, 2015, the Company responded to the settlement proposal of the Group 42-BLR Group by making the following counterproposal:

•	the Board would appoint one designee of the Group 42-BLR Group to the Board;

•	the Board would include the stockholder designee (and any replacement) on all Company election slates for two years;

•	the Chairman and CEO positions would be separated;

•	the shareholder rights plan would be terminated; and

•	the Company would pay the reasonable costs and expenses of the Group 42-BLR Group up to a cap of $50,000.

•	On November 20, 2015, the Group 42-BLR Group filed an amended preliminary proxy statement on Schedule 14A with the SEC, amending the Consent Solicitation Statement.

On the same date, the Group 42-BLR Group delivered a letter to the Company rejecting the Company’s offer to convene a special meeting. The letter noted that the Group 42-BLR Group would not revise the Removal Proposal as stated in its Notice of Consent Solicitation and Consent Solicitation Statement. The letter further stated that the Group 42-BLR Group believes its Removal Proposal is valid. The letter stated that the Group 42-BLR Group believed that the remainder of its Notice of Consent Solicitation should have been acceptable to the Company. The letter also stated that the Group 42-BLR Group would not accept the Company’s offer of settlement which included, among other things, the opportunity to place one designee of the Group 42-BLR Group on the Company’s Board.

On the same date, the Group 42-BLR Group issued a press release claiming that the Removal Proposal contained in the Consent Solicitation was valid and stating that the Group 42-BLR Group would continue with its Consent Solicitation. The press release stated that the Group 42-BLR Group would not accept the Company’s offer of settlement.

•	On November 23, 2015, the Company filed this Proxy Statement.

On the same date, the Company issued and filed a press release announcing that the Company had filed this Proxy Statement for the purpose of affording stockholders the opportunity to validly amend the Company’s certification of incorporation and to vote on the proposals contained in the Group 42-BLR Group’s Consent Solicitation. The press release announced that the Special Meeting would be held on the same day as the expiration date for the Group 42-BLR Group’s Consent Solicitation, and further noted that Company continued to regard the Consent Solicitation as null and void. The press release also noted that the Group 42-BLR Group would not accept the Company’s offer of settlement which has included, among other things, the opportunity to place one designee of the Group 42-BLR Group on the Company’s Board.

IMPORTANT

Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to sign, date and mail the enclosed proxy card to vote by proxy AGAINST Proposals 2, 3, 4, 5 and 6 or use the proxy card to vote by proxy by telephone or by internet.

We urge you NOT to sign or return any proxy card sent to you by the Group 42-BLR Group. Only your latest dated, signed proxy card will be counted, and any proxy card you sign for any reason could invalidate previous proxy cards sent by you to support our Board. If you have already submitted a proxy to the Group 42-BLR Group, you may revoke that proxy by signing, dating and mailing the enclosed proxy card. You may also vote by proxy over the internet using the internet address on the proxy card or by telephone using the toll-free number on the proxy card or, if you are a street name holder, by following the instructions on your Voting Instruction Form.

SPECIAL MEETING PROCEDURES

Special Meeting Admission

Only VAALCO stockholders or their duly authorized and constituted proxies may attend the Special Meeting. Proof of ownership of our common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Special Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Special Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership as of the close of business on December 15, 2015, the record date, to be admitted to the Special Meeting. Otherwise, proper documentation of a duly authorized and constituted proxy must be presented. After the chairman of the meeting announces the opening of the polls for the first matter upon which the stockholders will vote at the Special Meeting, further entry will be prohibited. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of December 15, 2015 may vote at the Special Meeting. As of the record date, there were [●] shares of our common stock (exclusive of approximately [●] shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the Special Meeting. There were approximately [●] stockholders of record as of the record date.

How You Can Vote

You can vote by attending the Special Meeting and voting in person, or you can vote by proxy. If you are the record holder of your stock, you can vote by proxy in three ways:

•	By Internet—You may vote over the internet at www.proxyvote.com. Please refer to the proxy card for instructions of how to vote by Internet.

•	By telephone—Stockholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

•	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

If you receive only the Notice, you may follow the procedures outlined in the Notice to vote by proxy via the internet or request a proxy card.

As an alternative to voting by proxy by telephone or via the internet, you may vote by proxy by mail by simply marking your proxy card, signing and dating it and returning it in the postage-paid envelope provided.

If you hold your shares of Common Stock through a broker, bank or other nominee, then you will receive instructions from such institution or person on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy using the proxy card even if you plan to attend the Special Meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of our Board: AGAINST each of Proposals 2, 3, 4, 5 and 6 and ABSTAIN with respect to Proposal 1. In their discretion, the proxy holders named in the proxy card are authorized to vote on any other matters that may properly come before the Special Meeting and at any continuation, postponement or adjournment of the Special Meeting. As of the date of this Proxy Statement, our Board is not aware of any other items of business that will be presented for consideration at the Special Meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note that if your shares of Common Stock are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Special Meeting, your vote in person at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

Stockholders who wish to attend the Special Meeting will be required to present verification of ownership of our Common Stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Special Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting. There will be security present at the Special Meeting.

How You May Revoke or Change Your Vote

If you are a stockholder of record, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to the Corporate Secretary at or before the Special Meeting;

•	voting again by the internet or telephone (only the last vote cast will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on ;

•	submitting a properly signed proxy with a later date; or

•	voting in person at the Annual Meeting.

If you hold stock in street name, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other nominee. Attendance at the Special Meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to the Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, or hand delivered to our Corporate Secretary at or before the voting at the Special Meeting.

If you hold your shares of Common Stock through a broker, bank or other nominee, you may change your voting instructions by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or in person at the Special Meeting. The inspector of elections will also determine whether a quorum is present. Your stock is counted as present at the Special Meeting if you attend the Special Meeting and vote in person or if you properly vote by internet, telephone or mail. In order for us to hold our Special Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Special Meeting. This is referred to as a quorum. Abstentions will be counted as present for purposes of determining a quorum.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes of the State of Delaware, the Bylaws or the Charter, a different vote is required. In such aforementioned case, such express provision shall govern and control. The voting standard for each of the Proposals is described below.

Each stockholder is entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder as of the record date of the Special Meeting.

A broker holding shares of record for you is not entitled to vote on certain non-routine matters unless the broker receives voting instructions from you. Broker non-votes result when shares are held by a broker who has not received voting instructions from the beneficial owner, there is at least one item for which the broker has discretionary voting authority and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority. We do not believe that there will be any broker non-votes at the Special Meeting because we do not believe that any of the items on the agenda will qualify for discretionary voting treatment by a broker.

Proposal No. 1: The Cause Amendment Proposal. The approval of Proposal No. 1, regarding the amendment to our Charter and Bylaws, requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a class. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal No. 2: The Bylaw Restoration Proposal. The approval of Proposal No. 2, regarding the repeal of any other amendments to our Bylaws, requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a class. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal No. 3: The Removal Proposal. The approval of Proposal No. 3, regarding the removal without cause of four members of the Board, Frederick W. Brazelton, James B. Jennings, John J. Myers, Jr. and Steven J. Pully, including any person (other than those elected by the Election Proposal) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after November 6, 2015 from our Board requires the affirmative vote of a majority of the stock then entitled to vote at an election of directors. Abstentions and broker non-votes, if any, will have the same effect as votes against this proposal.

Proposal No. 4: The Vacancy Proposal. The approval of Proposal No. 4, regarding the amendment to the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a class. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal No. 5: The Board Size Proposal. The approval of Proposal No. 5, regarding the affixing of the authorized number of VAALCO directors as set forth in our Bylaws, requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a class. Abstentions will have the same effect as votes against this proposal. Broker non-votes, if any, will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal No. 6: The Election Proposal. The approval of Proposal No. 6, regarding the election the four nominees, Pete J. Dickerson, Michael Keane, Bradley L. Radoff and Joshua E. Schechter (the “Nominees”), to serve as directors of VAALCO (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees) requires the affirmative vote of a majority of the stock having voting power in present in person or represented by proxy. Abstentions and broker non-votes, if any, will have the same effect as votes against this proposal.

Costs of Solicitation

The total cost of this solicitation will be borne by us. We estimate that the total expenditures relating to this solicitation (other than salaries and wages of officers and employees) will be approximately $[●], of which approximately $[●] has been incurred as of the date hereof. The Company may, from time to time, request that certain of its employees perform certain tasks in connection with the solicitation as part of his or her duties in the normal course of his or her employment without any additional compensation for the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by internet or in person.

We have retained D. F. King & Co., Inc. (“D. F. King & Co.”) to assist in the solicitation of proxies for a fee estimated to be approximately $[●], plus the reimbursement of out-of-pocket expenses incurred on our behalf. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of our common stock. D. F. King & Co. has advised us that approximately [●] of its employees will be involved in the solicitation of proxies by D. F. King & Co. on behalf of the Company. In addition, D. F. King & Co. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees may be deemed to be “participants” in this proxy solicitation. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Annex A hereto for information about our directors. Except as described in this Proxy Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Appraisal Rights

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this proxy solicitation.

Stockholder List

A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our corporate headquarters located at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, for the ten days prior to the Special Meeting, and also at the Special Meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder are kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the Special Meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the Special Meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

PROPOSAL NO. 1

The Cause Amendment Proposal

Under Proposal No. 1, stockholders may decide whether or not to amend the Company’s Restated Certificate of Incorporation, as amended (the “Charter”) and the Second Amended and Restated Bylaws of the Company (the “Bylaws”) to provide stockholders with the power to remove directors without cause.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL NO. 1

The Board is making NO RECOMMENDATION.

The Company is calling this Special Meeting because it considers the proposal contained in the Group 42 Consent Solicitation to remove without cause four members of the Board to not be an action that can be properly taken under the Company’s Charter, which explicitly provides that directors can only be removed for cause. As the Board cannot ignore its fiduciary responsibility to follow a clear provision of your Charter, it considers the Group 42 Consent Solicitation to be null and void. At the same time, the Board remains committed to acting in the best interests of all of the Company’s stockholders and to discharging its duties in this regard by staying highly responsive to stockholder interests and concerns. Therefore, the Board is placing Proposal 1 on the agenda of this Special Meeting to provide stockholders with a valid legal means by which to amend the Charter and Bylaws, should they wish to do so, to permit stockholders to remove directors with or without cause.

The Board believes that the current structure for director election and removal facilitates dutiful corporate governance and avoids disruptive interferences with the Board’s management of the Company and the unnecessary consumption of corporate resources. Your Board is elected annually, so stockholders who believe the current directors are not acting in the best interest of the stockholders will have the ability to nominate opposing director candidates at next year’s annual meeting of stockholders. The Board believes the control of the Company belongs to all stockholders as represented by their elections at the annual meeting, rather than to the Group 42-BLR Group and their director nominees, who may have interests different from the best interests of all of the Company’s stockholders.

Each year, your directors are selected through processes designed to ensure representation of all stockholders and that the Board will be comprised of directors with the necessary skills and experience to direct the management and affairs of the Company. These processes are described in detail in the Company’s annual proxy statement and this Proxy Statement. The above beliefs notwithstanding, however, the Board believes that fundamental governance decisions such as these need the input of stockholders. As such, the Board is making no recommendation as to voting “for” or “against” the amendments.

TEXT OF THE PROPOSED AMENDMENTS TO ARTICLE V, SECTION 3 OF THE CHARTER AND ARTICLE II, SECTION 2 OF OUR BYLAWS

Set forth below is the text of Article V, Section 3 of our Charter and Article II, Section 2 of our Bylaws as they would be amended by Proposal 1. In both cases deletions and additions to the current text are indicated by strikeouts and by underlining, respectively:

Article V, Section 3 of our Charter

Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office ~~only for cause~~ with or without cause. ~~Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director~~

~~has been adjudicated by a court of competent jurisdiction to be liable for gross negligence, recklessness or misconduct in the performance of his or her duty to the corporation in a manner of substantial importance to the corporation and such adjudication is no longer subject to direct appeal; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability as a director of the corporation, and such adjudication is no longer subject to direct appeal. Any action for removal must be brought within three months of the date on which such conviction or adjudication is no longer subject to direct appeal.~~

Article II, Section 2 of our Bylaws

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Subject to the rights of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office ~~only for cause~~ with or without cause. ~~Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been adjudicated by a court of competent jurisdiction to be liable for gross negligence, recklessness or misconduct in the performance of his or her duty to the corporation in a manner of substantial importance to the corporation and such adjudication is no longer subject to direct appeal; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability as a director of the corporation, and such adjudication is no longer subject to direct appeal. Any action for removal must be brought within three months of the date on which such conviction or adjudication is no longer subject to direct appeal.~~

PROPOSAL NO. 2

Bylaw Restoration Proposal

Under Proposal No. 2, stockholders may decide whether or not to approve a proposal to repeal any provision of the Bylaws in effect at the time of the Special Meeting, including any amendments thereto, that was not included in the Bylaws that were in effect on September 26, 2015 and were filed with the Securities and Exchange Commission on September 28, 2015.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL NO. 2

The VAALCO Board of Directors unanimously recommends that you vote AGAINST Proposal No. 2 for the following reasons.

We recommend rejection of Proposal No. 2 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders. Furthermore, the Board’s fiduciary duties require that it retain flexibility to adopt, at any time, any amendment to the Bylaws that it believes is proper and in the best interest of the Company’s stockholders. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interest of the Company and its stockholders.

For the foregoing reasons, the VAALCO Board recommends a vote AGAINST Proposal No. 2.

PROPOSAL NO. 3

The Removal Proposal

Under Proposal No. 3, stockholders may decide whether or not to approve a proposal to remove without cause four members of the Board, Frederick W. Brazelton, James B. Jennings, John J. Myers, Jr. and Steven J. Pully, including any person elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after November 6, 2015 and prior to the time of the Special Meeting. The Removal Proposal is contingent upon stockholders approving the Cause Amendment Proposal. If the Cause Amendment Proposal is not approved by stockholders, the Removal Proposal will not constitute a proper matter for stockholder action under the Charter.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL NO. 3

The VAALCO Board unanimously recommends that you vote AGAINST Proposal No. 3 for the following reasons.

We recommend rejection of Proposal No. 3 for several reasons. First, if the Cause Amendment Proposal is not approved by stockholders, the Removal Proposal will not be an action that can be properly taken under the Charter, as it explicitly provides that stockholders may only remove directors for cause. If the Cause Amendment Proposal is approved by stockholders, we still recommend that stockholders vote against the Removal Proposal. Messrs. Brazelton, Jennings and Myers were elected by you on June 3, 2015, at the Company’s 2015 Annual Meeting of Stockholders and Messr. Pully was appointed to your Board on July 31, 2015. Your directors were selected through processes designed to ensure representation of all stockholders and that the Board will be comprised of directors with the necessary skills and experience to direct the management and affairs of the Company. These processes are described in detail in the Company’s annual proxy statement and this Proxy Statement. In addition, the Board asks you to consider whether the Group 42-BLR Group, a holder of 11.1% of the Company’s stock, should be able to take control of your Board with the Group 42-BLR Group’s hand-picked slate of four nominees, two of which are principals of the Group 42-BLR Group. Your Board urges you to rely on your independent Nominating and Corporate Governance Committee and the stockholder nomination process to create a Board that meets the needs of the Company and serves the best interests of all of its stockholders.

For the foregoing reasons, the VAALCO Board recommends a vote AGAINST Proposal No. 3.

PROPOSAL NO. 4

The Vacancy Proposal

Under Proposal No. 4, stockholders may decide whether or not to approve a proposal to amend Article III, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL NO. 4

The VAALCO Board unanimously recommends that you vote AGAINST Proposal No. 4 for the following reasons.

We recommend rejection of Proposal No. 4 because it is designed to further the Group 42-BLR Group’s plan to remove and replace a majority of the members of the Board, which we believe is not in the best interests of the Company and its stockholders.

For the foregoing reasons, the VAALCO Board recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

The Board Size Proposal

Under Proposal No. 5, stockholders may decide whether or not to approve a proposal to amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL NO. 5

The VAALCO Board unanimously recommends that you vote AGAINST Proposal No. 5 for the following reasons.

We recommend rejection of Proposal No. 5 because it is designed to further the Group 42-BLR Group’s plan to remove and replace a majority of the members of the Board, which we believe is not in the best interests of the Company and its stockholders.

For the foregoing reasons, the VAALCO Board recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

The Election Proposal

Under Proposal No. 6, stockholders may decide whether or not to approve a proposal to elect Pete J. Dickerson, Michael Keane, Bradley L. Radoff and Joshua E. Schechter (the “Nominees”), to serve as directors of VAALCO (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees). Each of the Nominees has consented to be named as a nominee in the Company’s proxy statement. Proposal No. 6 is subject to the adoption of Proposal No. 2, of Proposal No. 3 in whole or in part or the resignation of one or more members of the Board, and the adoption of Proposal No. 4.

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL NO. 6

The VAALCO Board unanimously recommends that you vote AGAINST Proposal No. 6 for the following reasons.

We recommend rejection of Proposal No. 6 because we do not believe that the addition of the Group 42 Nominees is in the best interest of the Company or its stockholders.

For the foregoing reasons, the VAALCO Board recommends a vote AGAINST Proposal No. 6.

OTHER BUSINESS

The sole business that may be considered at the Special Meeting are the matters set forth in this Proxy Statement.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2016 ANNUAL MEETING

Stockholders who desire to present proposals at the 2016 Annual Meeting of stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 18, 2015. If the date of the 2016 Annual Meeting is changed by more than 30 days from the date of the 2015 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2016 Annual Meeting.

Our Bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2016 Annual Meeting of Stockholders only by sending to our Corporate Secretary a notice containing the information required by our Bylaws no earlier than the close of business on February 4, 2016 and no later than the close of business on March 5, 2016. If we schedule our 2016 Annual Meeting to a date that is more than 30 days before or 60 days after June 3, 2016, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless we give notice of the rescheduled Annual Meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by us. The stockholder’s written notice for director nominations must include the following information: such stockholder’s name, record address, the class or series and number of shares of our common stock beneficially owned, any short positions held in our securities and other information about his or her ownership of our securities, any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings in connection with proxy solicitations and contested elections of directors, and a representation that the stockholder is a holder of record of our stock and whether the stockholder intends to solicit proxies from stockholders in support of such nomination. In addition, a proposed nominee must deliver to our Corporate Secretary a written questionnaire with respect to his background and qualification and a written representation and agreement, both in the forms provided by the Corporate Secretary. Our Bylaws contain different requirements on how to bring business other than director nominations before our annual meetings of stockholders. Detailed information about how to make stockholder proposals or nominations for our annual meetings of stockholders can be found in our Bylaws.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “intends,” “plans,” “may,” “pending,” “continues,” “should,” “could” and other similar words. Forward-looking statements are those concerning VAALCO’s plans, expectations and objectives for future drilling, completion and other operations and activities. All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company’s success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. These and other risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2014, subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission (the “SEC”), which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Except as required by law, VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. VAALCO assumes no obligation to update any forward-looking statement as of any future date.

WHERE YOU CAN FIND MORE INFORMATION

Certain additional information, including with respect to our Board and the Company’s executive officers, executive compensation, corporate governance, Board composition and Board independence, related person transactions and the Company’s review of such transactions, beneficial ownership of our common stock and information regarding certain individuals who may be deemed to be participants in our solicitation of proxies, is attached to this Proxy Statement as annexes hereto and is incorporated herein by reference.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our website, the address of which is http://www.vaalco.com. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.

Stockholders are entitled to express their views regarding the topics raised in this Proxy Statement or other matters directly to the Company through written communications sent directly to the attention of the Board, any individual director or the non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

If you have any questions or need any assistance in revoking any proxy you may have given to the Group 42-BLR Group, please contact our agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Please Call Toll Free: (866) 416-0552

Email: vaalco@dfking.com

ANNEX A

CERTAIN ADDITIONAL INFORMATION

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following is information as of November [●], 2015, regarding each director and named executive officer of the Company:

Name	Age	Title	Director or Officer Since
Steven P. Guidry	57	Chairman of the Board & Chief Executive Officer	2013
Frederick W. Brazelton	44	Director	2008
O. Donaldson Chapoton	79	Director	2006
Andrew L. Fawthrop	63	Director	2014
James B. Jennings	75	Director (Lead Independent Director)	2013
John J. Myers, Jr.	57	Director	2010
Steven J. Pully	55	Director	2015
Cary Bounds	48	Chief Operating Officer	2015
Don O. McCormack	54	Chief Financial Officer	2015
Eric J. Christ	36	Vice President, General Counsel & Corporate Secretary	2015

The following is a brief description of the background and principal occupation of each director and executive officer:

Steven P. Guidry—Mr. Guidry has served as the Company’s Chief Executive Officer since October 2013. At that time, he was also appointed to our Board of Directors and became Chairman of the Board in June 2014. Prior to joining VAALCO, Mr. Guidry was Vice President of Business Development for Marathon Oil Corporation since July 2011, where he was responsible for acquisitions of strategic opportunities for value growth. Mr. Guidry also held numerous executive management positions, including President of Marathon Oil Libya Limited from October 2008 to July 2011. Prior to the Libya assignment, he was regional Vice President for Marathon Oil’s North American Production Operations. Mr. Guidry oversaw all of the company’s onshore and offshore domestic exploration and production activities. He also spent 5 years leading Marathon Oil’s Central Africa Business Unit, overseeing project expansions and operations in Equatorial Guinea, Gabon and Angola. Throughout his career, he held challenging technical, staff and managerial positions in Marathon’s domestic and international production organizations. Mr. Guidry graduated from the University of Louisiana Lafayette in 1980 with a Bachelor of Science in Petroleum Engineering. He is a member of the Society of Petroleum Engineers and served on the board of directors for the Corporate Council on Africa, the Independent Petroleum Association of America, the U.S. Oil and Gas Association and was a member of the Upstream Committee of the American Petroleum Institute. We believe Mr. Guidry’s operational background and experience, particularly in the international arena, qualify him for continued service on the Board.

Frederick W. Brazelton—Mr. Brazelton has served on the Board since June 2008. Mr. Brazelton is the Co-Founder, President and CEO of Platform Partners, LLC, a private holding company that makes equity investments in middle-market companies. Prior to founding Platform in August 2006, Mr. Brazelton was a Partner of The CapStreet Group, LLC, an institutional private equity fund focused on investing in middle-market companies where he had worked from August 2000 until July 2006. Prior to joining CapStreet, Mr. Brazelton worked for the private equity firms of Hicks, Muse, Tate & Furst and Willis Stein & Partners after starting his career in investment banking at CS First Boston in its Natural Resources Group. Mr. Brazelton serves on the boards of directors of private companies Encino Energy, LLC, Evergreen Environmental, LLC, Expedition Water Solutions, LLC, Firestone and Robertson Distilling, LLC and Dynamic Glass, LLC. He received his BBA from the Business Honors Program at the University of Texas at Austin and his MBA from Stanford University. We believe Mr. Brazelton’s experience in private equity and finance qualifies him for continued service on our Board.

O. Donaldson Chapoton—Mr. Chapoton has served on the Board since February 2006. Mr. Chapoton has been a partner in the VMS Group, a partnership involved in investment opportunities in technology and in furnishing back office services to venture funds and partnerships, since 2001. He practiced law with the firm of Baker Botts, LLP from the early 1960s until 2001 specializing in income tax matters, including both transactional tax work and legislative and regulatory matters. From 1986 to 1989, Mr. Chapoton left Baker Botts to serve as the Assistant Secretary of the Treasury for Tax Policy under President Reagan. In that role he participated in the formulation of the Reagan Administration’s tax policy and presented that policy in testimony before the U.S. Congress. In 1989, he rejoined Baker Botts as the partner-in-charge of the firm’s Washington office. He also served for a time as a senior partner in Breen Investors, LLC, an investment advisory firm. Mr. Chapoton received his LL.B., with honors, from The University of Texas School of Law. We believe Mr. Chapoton’s legal background and experience and his knowledge of the tax law and the legislative process in Washington qualify him for continued service on our Board.

Andrew L. Fawthrop—Mr. Fawthrop has served on the Board since October 2014. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chairman and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, Mexico, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005 and served as Director of Hoec Bardahl India Limited. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Master’s degree in Marine Geology from the University of London. We believe Mr. Fawthrop’s experience in the international oil and gas industry qualifies him for continued service on our Board.

James B. Jennings—Mr. Jennings has served on the Board since June 2013. Mr. Jennings has also served as Chairman Emeritus of Hunt Oil Company from 2008 to 2013 and as a Director of Carbo Ceramics, Inc., a publicly traded oilfield services company, since July 2007. Prior to retiring from Hunt Oil Company in 2007, he had served the privately-owned company for over 28 years, with increasing responsibilities over the years, including President from April 1999 through April 2004 and Chairman from 2004 through 2007. Mr. Jennings was responsible for establishing the strategic direction of Hunt Oil Company and was also responsible for domestic and international exploration and production, acquisitions and new business development. He also played an important role in developing LNG as a new line of business for Hunt. He joined Hunt in 1979 as Division Exploration Manager for Hunt’s Gulf Coast Division in Houston and served as Senior Vice President of US domestic exploration and production from 1984 to 1987. In 1987, he was named Group Vice President for International Exploration, and in 1991 he was named Executive Vice President, assuming responsibility for worldwide exploration and production. He joined the Hunt Oil Company board of directors in 1991 and served on the Board until his retirement in 2007. He also served as a Senior Advisor to the Mergers and Acquisitions Group of Brown Brothers Harriman & Co., a banking and financial services firm, from February 2009 to December 2011. Prior to joining Hunt, Mr. Jennings served as Chief Geophysicist for Columbia Gas Development Corporation and as a Geophysicist for Shell Oil Company. He has also served as a Director of the Dallas Petroleum Club and is a former Chairman of the Dallas Wildcat Committee. He holds a Bachelor of Science in Mathematics from Trinity University in San Antonio, Texas and a Master’s degree in Physics from Purdue University. We believe Mr. Jennings’ leadership, board and technical experience, combined with his knowledge of international oil and gas operations, qualify him for continued service on our Board.

John J. Myers, Jr.—Mr. Myers has served on the Board since March 2010. Mr. Myers was founder and Managing Partner for Treaty Oak Capital Management, an energy investment hedge fund based in Austin, Texas, from 2002 through 2009. In 2007, Mr. Myers founded Tectonic Capital Management investment fund, and he has also served as an officer of Grace Bay Asset Management LLC since 2014, Cotton Gen LLC since 2014 and Escencial Capital since 2012. Mr. Myers, a Chartered Financial Analyst, was engaged for over 20 years as an equity analyst covering oil and gas exploration and production companies, having served with RBC Dain Rauscher Wessels, Morgan Keegan, Petrie Parkman & Co. and Southcoast Capital. He holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan and a Master’s degree in Management from Northwestern University. Mr. Myers’ knowledge and experience in the oil and gas business and the capital markets qualify him for continued service on our Board.

Steven J. Pully—Mr. Pully has served on the Board since July 31, 2015. Since late 2014, Mr. Pully has been a consultant to oil and gas companies and investment firms that invest in oil and gas companies, focusing on capital raising, mergers and acquisitions, debt restructurings, governance issues and related matters. Mr. Pully is currently on the board of Bellatrix Exploration, a public NYSE-listed Calgary-based oil and gas producer, PRIMEXX Energy, a private Delaware Basin oil and gas producer, and Aspire Holdings (formerly Endeavour International), a private North Sea oil and gas producer. Mr. Pully has also served as a director of two other public companies during the past five years: EPL Oil & Gas, Inc., where he was the lead director, from April 2008 until its acquisition by Energy XXI Ltd. in June 2014; and Ember Resources Inc., from September 2008 to June 2011. From 2008 until 2014 Mr. Pully served as the General Counsel and Partner of Carlson Capital, L.P., an investment firm. Prior to late 2007, Mr. Pully worked for Newcastle Capital Management, L.P., an investment partnership, where he served as President from January 2003 through October 2007. Mr. Pully worked for almost twelve years as an energy investment banker at various major investment banks and also worked for four years at a large Houston-based law firm. Mr. Pully is licensed as an attorney and Certified Public Accountant in the State of Texas and is also a Chartered Financial Analyst. He holds a Bachelor of Science in Accounting from Georgetown University, where he serves on the Board of Advisors to the McDonough School of Business, and a J.D. degree from The University of Texas School of Law. We believe Mr. Pully’s leadership, board and finance expertise qualify him for continued service on the Board.

Cary Bounds—Mr. Bounds has served as our Chief Operating Officer since July 6, 2015. Mr. Bounds most recently served as Noble Energy, Inc.’s (NYSE: NBL) Business Unit Manager and Vice President, Noble Energy EG with responsibility for Noble’s operations in Equatorial Guinea from May 2013 to June 2015. Prior to that, he served as Noble’s Country Manager, North Sea from April 2010 to May 2013. Prior to Noble, Mr. Bounds was the Engineering and Planning Manager, Worldwide for Terralliance Technologies, Inc. from 2007 to 2010 and served as their Country Manager in Mozambique from 2007 to 2010. From 2004 to 2007, Mr. Bounds held positions with SM Energy Co. (NYSE: SM) as Engineering Manager for their Gulf Coast and Permian assets and he worked in corporate development, planning and reservoir engineering positions for Dominion E&P. Mr. Bounds began his career at ConocoPhillips (NYSE: COP) in 1991 in reservoir and production engineering. Mr. Bounds holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

Don O. McCormack—Mr. McCormack has served as our Chief Financial officer since November 9, 2015. Mr. McCormack most recently served as the Senior Vice President, Treasurer and Chief Accounting Officer for Rosetta Resources, Inc. from December 2013 until Noble Energy’s acquisition of Rosetta in June 2015. Mr. McCormack joined Rosetta as Vice President and Treasurer in August 2012. Prior to joining Rosetta, Mr. McCormack served as Vice President and Chief Accounting Officer from 2010 until 2012 for Concho Resources Inc. From 2007 to 2010, he was the Controller and Chief Accounting Officer for Red Oak Capital Management LLC, an oil and gas investment company based in Houston, Texas. Prior to joining Red Oak Capital Management LLC, Mr. McCormack held various leadership and managerial positions with Burlington and ConocoPhillips. Mr. McCormack received a Bachelor of Business Administration degree in Accounting from The University of Texas at Arlington and is a certified public accountant.

Eric J. Christ—Mr. Christ has served as our Vice President and General Counsel since January 2015. Mr. Christ also serves as our Corporate Secretary. Prior to joining VAALCO, Mr. Christ served as Vice President, General Counsel and Corporate Secretary of Midstates Petroleum Company, Inc. from November 2013 to January 2015 and as its Assistant Corporate Counsel from September 2012 to November 2013. Prior to Midstates, Mr. Christ

served as Associate General Counsel for Transocean Ltd. from October 2010 to September 2012 and practiced corporate and securities law at Vinson & Elkins LLP from 2006 until 2010, where he represented a variety of energy companies. Mr. Christ began his legal career at Porter Hedges LLP in 2005 and holds a Bachelor of Arts, with honors, from Amherst College and a J.D., with honors, from The University of Texas School of Law.

All directors and executive officers of VAALCO are United States citizens.

Director Nominations and Board Composition

Consistent with our Corporate Governance Principles, the Board of Directors has a duty to the Company’s stockholders to identify the most qualified candidates to serve as members of the Board. We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account diversity of background.

Pursuant to our Corporate Governance Principles, the Nominating and Corporate Governance Committee should evaluate:

•	a candidate’s qualification as “independent” under the various standards applicable to the Board and each of its committees;

•	a candidate’s depth of experience at the policy-making level in business, government or education;

•	the balance of the business interest and experience of the incumbent or nominated directors;

•	a candidate’s availability and willingness to devote adequate time to Board duties;

•	the need for any required expertise on the Board or one of its committees;

•	a candidate’s character and judgment and ability to make independent analytical, probing and other inquiries; the candidate’s willingness to exercise independent judgment;

•	the candidate’s financial independence to ensure such candidate will not be financially dependent on director compensation; and

•	in the case of an incumbent director, such director’s past performance on the Board.

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

•	personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the oil and gas industry and with relevant social policy concerns;

•	experience as a Board member of another publicly held company; and

•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders in accordance with our Bylaw provisions. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Above we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of VAALCO’s businesses and structure. The individual directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

CORPORATE GOVERNANCE

Governance Principles

The Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on our website at www.VAALCO.com. The website makes available all of our corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Principles, committee charters and key practices as warranted.

Board Leadership Structure

Robert L. Gerry served as our Executive Chairman and as the Chairman of the Board from October 2013 until his retirement in June 2014. Steven Guidry became our Chief Executive Officer in 2013 and assumed the role of Chairman of the Board upon Mr. Gerry’s retirement in June 2014. In September 2013, the Board appointed James B. Jennings as our lead independent director. The principal responsibilities of the lead independent director are to convene and preside over meetings of the independent directors in executive session, preside over a Board meeting if the Chairman is not available, consult with the Chairman in drafting the agenda for Board meetings, receive communications from stockholders and such other responsibilities as the Board may assign.

Board Risk Oversight

While the full Board of Directors, with input from each of its committees, oversees our management of risks, our management team is responsible for the day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of our overall control environment and controls in selected areas representing significant financial and business risk. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating and Corporate Governance Committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full Board of Directors.

Director Independence

It is the policy of the Board of Directors that a majority of the members of the Board be independent. The Board has affirmatively determined that, as to each current, non-employee director (Mr. Brazelton, Mr. Chapoton, Mr. Fawthrop, Mr. Jennings, Mr. Myers and Mr. Pully), no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director qualifies as “independent” according to our Corporate Governance Principles, which comply with the Corporate Governance Rules of the New York Stock Exchange (“NYSE”).

Code of Conduct

We have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, we have adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on our web site at www.VAALCO.com and are available in print upon request. We have not granted any waivers to these codes. We intend to post any waivers or amendments to the codes on our web site.

Communicating Concerns to Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

The Board has adopted written charters for each of its three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The committee charters are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE. Each member of these committees meets the independence requirements of the NYSE, as applicable to each committee.

The table below indicates the names of the directors serving on the audit, compensation and nominating and corporate governance committees as of November [●], 2015.

Committees and Current Membership	Committee Functions
Audit Committee(1) Mr. John J. Myers, Jr.(2) (Chairman) Mr. Frederick W. Brazelton Mr. O. Donaldson Chapoton Mr. Andrew L. Fawthrop Mr. James B. Jennings Mr. Steven J. Pully

•       Selects and reviews the qualifications, performance and independence of the independent registered public accounting firm

•       Reviews reports of independent and internal auditors

•       Reviews and pre-approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

•       Monitors the effectiveness of the audit process and financial reporting

Committees and Current Membership	Committee Functions
• Reviews the adequacy of financial and operating controls • Monitors the corporate compliance program • Evaluates the effectiveness of the Audit Committee

Compensation Committee Mr. Frederick W. Brazelton (Chairman) Mr. Andrew L. Fawthrop Mr. James B. Jennings

•       Approves the salary and other compensation for the CEO

•       Reviews salaries and other compensation for executive officers other than the CEO

•       Approves and administers VAALCO’s incentive compensation and equity-based plans

•       Prepares the annual report on executive compensation

•       Evaluates the effectiveness of the Compensation Committee

•       Authority to retain a compensation consultant

Nominating and Corporate Governance Committee(3) Mr. O. Donald Chapoton (Chairman) Mr. James B. Jennings Mr. John J. Myers, Jr.

•       Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate

•       Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual director effectiveness

•       Assesses the size and composition of the Board

•       Identifies and recommends prospective director nominees

•       Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, Bylaws and other Board-adopted governance provisions

(1)	The Board has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate.
(2)	Audit Committee Financial Expert as determined by the Board under SEC regulations.
(3)	The Nominating and Corporate Governance Committee recommended the nominees described in the annual proxy statement for election at the 2015 Annual Meeting.

None of the members of our Compensation Committee are or have been officers or employees of us or any of our subsidiaries or had during 2014 a relationship requiring disclosure as a related party transaction.

None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the Board of Directors of any other company that has an executive officer serving as a member of VAALCO’s Compensation Committee.

Meetings and Attendance

In 2014, the Board held 11 Board meetings, 6 Audit Committee meetings, 5 Compensation Committee meetings and 7 Nominating and Governance Committee meetings. During 2014, each of our directors attended at least

75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served. We do not have a policy on whether directors are required to attend the Annual Meeting, although all of our directors attended the 2015 Annual Meeting of stockholders.

Executive sessions of independent directors are held, at a minimum, in conjunction with each quarterly Board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by our lead independent director. The independent directors also meet from time to time with the Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61 and the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. At the 2015 Annual Meeting, the stockholders ratified the selection of Deloitte & Touche for the year ending December 31, 2015.

Audit Committee for fiscal 2014

John J. Myers, Jr. (Chairman)

Frederick W. Brazelton

O. Donaldson Chapoton

Andrew L. Fawthrop

James B. Jennings

The foregoing report of the audit committee to stockholders is not “soliciting material,” is not deemed to be filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Company stock as of November [●], 2015 for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director and each of our Named Executive Officers and (iii) all directors and all executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Directors & Named Executive Officers:
Steven P. Guidry	664,446	(2)	1.1%
Robert L. Gerry, III	2,364,275	(3)	4.0%
Frederick W. Brazelton	204,000	(4)	*
O. Donald Chapoton	163,134	(5)	*
Andrew L. Fawthrop	30,772		*
James B. Jennings	284,292	(6)	*
John J. Myers, Jr.	336,125	(7)	*
Steven J. Pully	36,000		*
Gregory R. Hullinger	416,573	(8)	*
Gayla M. Cutrer	367,896	(9)	*
W. Russell Scheirman	646,950	(10)	1.1%
Common Stock owned by all Directors and Executive Officers as a group (10 persons)	1,968,402		3.4 *
5% Stockholders:
Group 42, Inc. and Affiliates	6,474,692	(11)	11.1%
Kornitzer Capital Management, Inc.	4,481,290	(12)	7.7%

*	Less than 1%
(1)	As of November 10, 2015, there were 58,503,943 shares of Common Stock issued and outstanding.
(2)	Includes 441,567 shares that may be acquired subject to options exercisable within 60 days.
(3)	Includes 449,275 shares that may be acquired subject to options exercisable within 60 days.
(4)	Includes 95,000 shares that may be acquired subject to options exercisable within 60 days.
(5)	Includes 105,000 shares that may be acquired subject to options exercisable within 60 days.
(6)	Includes 100,000 shares that may be acquired subject to options exercisable within 60 days.
(7)	Includes 105,000 shares that may be acquired subject to options exercisable within 60 days.
(8)	Includes 344,001 shares that may be acquired subject to options exercisable within 60 days.
(9)	Includes 318,016 shares that may be acquired subject to options exercisable within 60 days.
(10)	Includes 484,381 shares that may be acquired subject to options exercisable within 60 days.
(11)

Based on the Schedule 13D filed with the Securities and Exchange Commission on September 25, 2015 (the “Schedule 13D”) by BLR Partners, LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., the Radoff Family Foundation, Bradley L. Radoff, Group 42 and Paul A. Bell (each, a “Reporting Person,” and collectively, “Reporting Persons”) that reports shared voting and shared dispositive power with respect to 6,474,692 shares of common stock as of September 18, 2015. Each of the Reporting Persons is party to that certain Joint Filing and Solicitation Agreement, as further described in the Schedule 13D and disclaims beneficial ownership of the shares reported except to the extent of his or its pecuniary interest therein. Bradley L. Radoff serves as sole stockholder and sole director of each of BLRGP Inc. and FMLP Inc., and as director of Radoff Family Foundation. BLRGP Inc. is the general partner of BLRPart, LP, which serves as the general partner of BLR Partners, LP. FMLP, Inc. is the general partner of Fondren Management, LP. Paul A. Bell holds a controlling interest in Group 42. BLR Partners, LP has sole voting power over 1,951,095 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over

1,951,095 of the shares shown and shared dispositive power over 0 of the shares shown. BLRPart, LP has sole voting power over 1,951,095 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 1,951,095 of the shares shown and shared dispositive power over 0 of the shares shown. BLRGP Inc., has sole voting power over 1,951,095 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 1,951,095 of the shares shown and shared dispositive power over 0 of the shares shown. Fondren Management, LP has sole voting power over 1,951,095 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 1,951,095 of the shares shown and shared dispositive power over 0 of the shares shown. FMLP Inc. has sole voting power over 1,951,095 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 1,951,095 of the shares shown and shared dispositive power over 0 of the shares shown. The Radoff Family Foundation has sole voting power over 85,0000 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 85,0000 of the shares shown and shared dispositive power over 0 of the shares shown. Bradley L. Radoff has sole voting power over 3,975,000 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 3,975,000 of the shares shown and shared dispositive power over 0 of the shares shown. Group 42 has sole voting power over 0 of the shares shown, shared voting power over 2,499,692 of the shares shown, sole dispositive power over 0 of the shares shown and shared dispositive power over 2,499,692 of the shares shown. Paul. A. Bell has sole voting power over 0 of the shares shown, shared voting power over 2,499,692 of the shares shown, sole dispositive power over 0 of the shares shown and shared dispositive power over 2,499,692 of the shares shown. The address of the principal office of each of BLR Partners, LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., the Radoff Family Foundation and Mr. Radoff is 1177 West Loop South, Suite 1625, Houston, TX 77027. The address of the principal office of each of Group 42 and Mr. Bell is 312 Pearl Parkway, CIA Building II, Suite 2403, San Antonio, TX 78215.
(12)	Based on a Form 13F filed with the Securities and Exchange Commission on October 29, 2015 by Kornitzer Capital Management, Inc. (“Kornitzer”), Kornitzer has sole voting power and sole investment discretion over 4,481,290 of the shares shown. The address of Kornitzer is PO Box 918, Shawnee Mission, KS 66201.

DIRECTOR COMPENSATION

Our compensation for non-employee directors is designed to be competitive with our peer group of independent energy companies, link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executive officers are not paid additional compensation for their services as directors.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors, and the independent members of the Board set the compensation.

Non-employee directors were compensated in 2014 for service on the Board of Directors or any committee thereof as follows:

•	$45,000 retainer per annum, payable in quarterly installments;

•	$10,000 retainer per annum for the chairman of each Board committee, payable in quarterly installments;

•	beginning in the second quarter of 2014, a $20,000 retainer per annum for the Lead Director, payable in quarterly installments;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended; and

•	an annual equity award in an amount determined by the independent members of the Board. For fiscal year 2014, the awards of common stock were granted on March 3, 2014 for Messrs. Brazelton, Chapoton, Jennings and Myers and November 3, 2014 for Mr. Fawthrop. The awards of common stock are not restricted or subject to any vesting period; however, the stock award agreements provide that the director is prohibited from disposing of the stock within three years of the date of grant.

2014 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Frederick W. Brazelton	92,000	55,142	147,142
O. Donald Chapoton	92,750	55,142	147,892
Andrew L. Fawthrop	12,500	18,563	31,063
James B. Jennings	100,000	55,142	155,142
John J. Myers, Jr.	86,500	55,142	141,642

(1)	Includes annual cash retainer fee, board and committee meeting fees and committee chair and lead director fees for each non-employee director during fiscal year 2014, as more fully explained in the preceding paragraphs.
(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted in fiscal year 2014, computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2013 for additional detail regarding assumptions underlying the value of these equity awards. The grants for Messrs. Brazelton, Chapoton, Jennings and Myers had a grant date of March 3, 2014. The grant to Mr. Fawthrop had a grant date of November 3, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2014 compensation for our executive officers named in the Summary Compensation Table and who we sometimes refer to as the “Named Executive Officers.”

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long-term stockholder value. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

•	provide total compensation that is justified by individual performance;

•	provide performance-based compensation that balances rewards for short-term and long-term results and is tied to both individual and the Company’s performance; and

•	encourage the long-term commitment of our executive officers to us and our stockholders’ long-term interests.

What Our Compensation Program Is Designed to Reward

Our strategy is to increase reserves and production through the exploration of oil and gas properties with an emphasis on international opportunities. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy, such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure with the industry.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with predictable, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation is an important element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; encourages executive retention; and gives executives the opportunity to share in our long-term performance. Prior to 2014, long-term equity-based incentive compensation was comprised of stock option awards. Option awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs). Therefore, option awards granted will have no realizable value unless our stock price appreciates in value. As part of a competitive compensation arrangement, we also provided a restricted stock award to Mr. Guidry, our Chief Executive Officer, upon his effective date of hire in October 2013. Beginning with annual awards in March 2014, we utilize both option awards and stock awards as components of long-term equity-based incentive compensation for all of the executive officers.

We also offer benefits, such as a 401(k) plan and payment of insurance premiums, in order to provide a competitive remuneration package.

2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting, we offered our stockholders an opportunity for an advisory, non-binding vote on our executive compensation through our “say on pay” proposal. Approximately 91% of the stockholders who voted on the proposal last year approved the compensation to our Named Executive Officers. Our 2014 compensation reflected the changes we implemented to our programs and disclosure following our “say on pay” vote. Based on the overwhelming support demonstrated in last year’s “say on pay” vote, we retained the significant changes made to our incentive compensation, which included a reduction in the cash bonus component of total compensation in favor of an increase in long-term equity-based incentives pursuant to our 2014 Long-Term Incentive Plan (the “2014 LTIP”), which was approved by the Company’s stockholders at the 2014 Annual Meeting. The Compensation Committee will continue to consider the outcome for our “say on pay” votes and stockholder views when making future compensation decisions for our executive officers.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of Company and industry performance, including total stockholder return, debt levels, revenues, cash flow, capital expenditures, reserves of oil and gas, costs and other measures discussed herein. We may from time to time retain an independent compensation consulting firm to assist the Compensation Committee in evaluating the executive compensation program. The Compensation Committee has retained Mercer Consulting (“Mercer”), an independent compensation consultant, with respect to determining compensation. The decision to engage Mercer was made by the Compensation Committee, and Mercer reported directly to the Compensation Committee; however, at the Compensation Committee’s direction, the consultant worked directly with management to review or prepare materials for the Compensation Committee’s consideration. While engaged as the Compensation Committee’s consultant, Mercer did not perform any services for the Company outside the scope of its arrangement with the Compensation Committee. During 2014, the Compensation Committee reviewed the consultant’s independence and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of Mercer. The Compensation Committee did not engage any consultant other than Mercer during 2014 to provide executive compensation consulting services.

The scope of Mercer’s engagement has been to provide a proposed list of peer companies that operate in a similar business to VAALCO, and to analyze peer compensation data to provide the Compensation Committee with an assessment of the Company’s top executive positioning compared to the market. Specifically, Mercer’s role has been to:

•	Conduct a market analysis of the following compensation elements versus proxy peers:

•	Base salary;

•	Annual cash bonus;

•	Total cash compensation (base plus annual cash bonus);

•	Long-term incentives (LTI); and

•	Total direct compensation (total cash plus LTI).

•	Evaluate prevalence of the following compensation elements at peers:

•	Annual incentive design elements (e.g. metrics, leverage);

•	Long-term incentive vehicles used and design elements;

•	Outline key executive compensation trends and regulatory, legislative and governance considerations (e.g. say on pay);

•	Summarize potential refinement opportunities;

•	Preview the materials with the Compensation Committee Chair and management, as appropriate; and

•	Present materials to the Compensation Committee.

How Elements of Our Compensation Program Are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. In 2014, based on the report of our compensation consultant and the compensation practices of our peers, we decided to proportionately reduce potential cash bonus compensation for our executives while increasing potential equity-based incentive compensation. We believe this shift still provides a competitive, attractive cash bonus opportunity for our executives while also more closely aligning their interests with those of our stockholders. Other than as noted above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annually paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Market Comparisons

To assist the Compensation Committee, an executive compensation assessment is compiled by Mercer and provided to VAALCO. The Mercer report was used by the Compensation Committee to help determine base salary for 2014, grants of incentive compensation and for determining bonus compensation earned in 2014, but paid in 2015.

The peer group recommended by Mercer that was used with respect to compensation decisions made in 2014 was compiled by a screening process that assembled a group of public exploration and production companies with revenues comparable to the Company’s revenues. The analysis resulted in the following set of 11 peers:

Petroquest Energy, Inc.	Kosmos Energy Ltd.	EPL Oil & Gas Inc.
Sanchez Production Partners LLC	Gulfport Energy Corp.	Endeavour International Corp.
Contango Oil and Gas Co.	Gran Tierra Energy Inc.	Hyperdynamics Corp.
Carrizo Oil & Gas Inc.	BPZ Resources Inc.

In February 2015, Mercer re-evaluated the peer group. Following its re-evaluation, Mercer recommended that the Compensation Committee (i) remove EPL Oil & Gas Inc., Sanchez Production Partners LLC and Endeavour International Corp. due to acquisition or reorganization and (ii) remove Kosmos Energy Ltd. and Carrizo Oil & Gas Inc. due to their growth in revenues. Mercer, seeking out peer companies meeting the revenue requirements but also in alignment with the Company’s focus on international offshore exploration and development, also recommended to the Compensation Committee that it replace the removed peers with the following six companies: Transglobe Energy Corporation, Oando Energy Resources Inc., Apco Oil & Gas International, Inc., Transatlantic Petroleum Ltd. and Camac Energy Inc. The Compensation Committee adopted the recommendations of Mercer with respect to the changes to the peer group and utilized the revised peer group in making its compensation determinations in March 2015.

With the new peer group adopted by the Compensation Committee, nine of the twelve peers had significant non-United States operations; however, only four of the peer companies have any significant West African properties, which is the Company’s current focus.

Although the Compensation Committee retained Mercer to conduct a peer group analysis and also reviewed other survey information, ultimately many of the compensation decisions are qualitative and not quantitative and take into consideration the unique international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below. We do not set specific benchmarks but rather use peer group information to check our compensation decisions for reasonableness.

Base Salary

At its regularly scheduled meeting in March of each year, the Compensation Committee meets to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year to year and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

In January 2014, the Compensation Committee approved a voluntary reduction of Mr. Gerry’s salary as Executive Chairman to $298,351 per annum, which continued until his retirement as Executive Chairman in June 2014. In March 2014, utilizing knowledge of competitive conditions in the industry, the Compensation Committee determined to keep the 2014 base salaries for our four Named Executive Officers at the previous levels set for 2013, which were as follows: $500,000 for Mr. Guidry, $496,173 for Mr. Scheirman, $333,828 for Mr. Hullinger and $300,132 for Ms. Cutrer. In March 2015, given the current downturn in the energy industry more generally, the Compensation Committee again determined to keep the 2015 base salaries for our four Named Executive Officers at the previous levels set for 2014.

Bonus

Our executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met.

At a meeting, usually prior to the end of the year, our Board of Directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, at their meeting in the first quarter of the following year, the Compensation Committee sets various targets for financial and non-financial measures, such as oil and gas production levels, operating expenses, safety performance, resource additions and total stockholder return. During the first quarter of each year, following a preliminary determination of our financial and operating results, our Compensation Committee meets to establish bonus compensation for the previous year and to formally establish the bonus program goals for the current year.

In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the Company goals and objectives set out in our budget for the preceding year in addition to individual goals and objectives for each executive. Typically, approximately 60% of the target bonus is based on corporate goals while approximately 40% of the target bonus is based on individual performance and accomplishments.

The Compensation Committee awarded bonuses in March of 2015 for fiscal year 2014 results based upon our achievement of the following performance goals:

•	Achieve average daily net oil and gas production of 3,900 barrels of oil equivalent (Boe) (actual was 3,984 Boe per day);

•	Achieve direct operating costs of $21.00 per barrel (actual was $21.00 per barrel); and

•	No lost-time incidents (actual was one lost-time incident).

Each executive officer’s individual contribution to the above goals was also taken into account.

The principal goals that were not achieved during fiscal 2014 included:

•	Achieve resource additions in a targeted amount of 6 MMBoe (actual was 0); and

•	Total stockholder return in a targeted amount of 14% (actual was 6.2%).

For compensation decisions regarding bonus amounts to executive officers other than with respect to himself, our Compensation Committee considers the recommendations of our Chief Executive Officer. Taking into account these recommendations, the 2014 corporate goals achieved and missed and individual executive leadership performance, Mr. Guidry was awarded a cash bonus equal to approximately 79% of his 2014 base salary, Mr. Scheirman was awarded a bonus equal to approximately 45% of his 2014 base salary, Mr. Hullinger was awarded a bonus equal to approximately 50% of his 2014 base salary and Ms. Cutrer was awarded a bonus equal to approximately 37% of her 2014 base salary. The bonuses were paid in March 2015.

Long-Term Equity-Based Incentives

We believe a formal long-term equity incentive program is a valuable compensation tool and is consistent with the compensation programs of the companies in our peer group. We maintain long term incentive plans, which permit the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;

•	aligns our executives’ interests with the long-term interests of our stockholders;

•	rewards long-term performance relative to industry peers;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

The Compensation Committee administers our long-term incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable and setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, all outstanding equity-based awards will immediately vest.

Beginning in 2014, based on the peer data provided by Mercer and to more closely align the interests of stockholders and our executive officers, the Compensation Committee determined to increase long-term equity-

based incentives as a percentage of total compensation. While historically the Company had exclusively used stock options to incentivize its senior executives, starting in 2014 and based on recommendations from Mercer, the Company issued a combination of stock options and restricted stock. In March 2014, the Compensation Committee approved the 2014 LTIP in order to ensure availability of equity incentive awards and the 2014 LTIP was approved by the Company’s stockholders in June 2014.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations and the total compensation package.

In March 2014, the Named Executive Officers of the Company received the following long-term incentives: Mr. Guidry received 185,676 stock options and 27,850 shares of restricted stock; Mr. Scheirman received 100,000 stock options and 17,000 shares of restricted stock; Mr. Hullinger received 86,777 stock options and 13,018 shares of restricted stock; and Ms. Cutrer received 67,000 stock options and 10,000 shares of restricted stock. One-third of the awarded options vested immediately on the date of grant, with the remainder vesting equally on the first and second anniversaries of the date of grant. The restricted stock awards vest in three equal tranches on the first, second and third anniversaries of the date of grant.

In March 2015, the Named Executive Officers of the Company received the following long-term incentives: Mr. Guidry received 233,350 stock options and 60,250 shares of restricted stock; Mr. Scheirman received 115,800 stock options and 29,900 shares of restricted stock; Mr. Hullinger received 109,050 stock options and 28,200 shares of restricted stock; and Ms. Cutrer received 70,050 stock options and 18,100 shares of restricted stock. The vesting provisions for the March 2015 awards were the same as for the March 2014 awards.

Benefits

We provide company benefits or perquisites that we believe are standard in the industry to all of our employees, including the Named Executive Officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, which is currently paid for entirely by the Company, and a 401(k) employee savings plan. We also currently make matching contributions of up to 6% of each participant’s salary, plus a 1% contribution at the end of the year 2014. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

Assessment of Risk

The Compensation Committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the Compensation Committee determines final incentive awards in their discretion.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with nonperformance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718.

Termination of Employment Arrangements

As described in greater detail elsewhere in this Proxy Statement, we maintain employment agreements with Mr. Guidry and certain other executive officers, which provide for severance upon certain qualifying terminations of employment.

Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, in December 2014 the Board adopted minimum stock ownership guidelines.

The guidelines require that the individuals covered by the policy must hold an interest in the Company’s shares equal to the following:

•	Chief Executive Officer—five times annual base salary;

•	Non-employee members of the Board—five times their annual cash retainer;

•	Chief Operating Officer—four times annual base salary;

•	Chief Financial Officer—three times annual base salary; and

•	Other executive officers—two times annual base salary.

The forms of equity ownership that can be used to satisfy the ownership requirement include: (i) shares owned directly or indirectly (e.g., by a spouse or a trust), (ii) vested and unvested shares of restricted stock and (iii) vested deferred stock units, restricted stock units, exercised share options and performance share units that are settled in shares. The following do not count towards satisfaction of the ownership requirement: (i) unexercised stock options, (ii) vested deferred stock units, restricted stock units or performance share units that are settled in cash, (iii) shares held in margin accounts or that are pledged and (iv) performance awards that are settled in cash (whether vested or unvested).

Each executive officer or non-employee director has five years from the adoption of the policy or their appointment as an executive officer, whichever is later, to attain compliance with the ownership requirement, and, until a covered individual is in compliance, that individual must retain an amount equal to 60% of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below their ownership requirement, that individual is again required to retain 60% of any future awards until the ownership requirement is again attained. The 60% threshold was determined based on an estimate of the amount of shares that would remain after disposing of enough shares to satisfy tax withholding requirements.

Compliance with this policy by each executive officer is reviewed by the Nominating and Governance Committee on an annual basis. The Nominating and Governance Committee may exercise its discretion in response to any violation of this policy, and the Compensation Committee will take into account compliance with the requirements in determining grants of long-term incentive plan awards or annual equity retainers. To date, the Nominating and Governance Committee has not found any violations under the policy.

Recoupment Policy

We currently do not have a recovery policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Compensation Committee will continue to evaluate the need to adopt such a policy.

Executive Compensation

2014 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s Named Executive Officers for the three years ended December 31, 2014, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven P. Guidry	2014	$500,000	$395,000	$441,356	$194,393	$25,600	$1,556,349
Chief Executive Officer	2013	$100,641	$277,479	$1,177,164	$589,000	$—	$2,144,284

Robert L. Gerry, III	2014	$127,756	$—	$—	$—	$424,145	$551,901
Former Executive Chairman	2013	$596,703	$342,197	$290,731	$—	$—	$1,229,631
	2012	$568,289	$483,045	$278,211	$—	$730,092	$2,059,637

W. Russell Scheirman	2014	$496,173	$224,022	$247,711	$118,660	$25,600	$1,112,166
Former President and Chief Operating Officer	2013	$496,173	$237,000	$250,731	$—	$19,098	$1,003,002
	2012	$468,002	$374,401	$240,044	$—	$927,560	$2,010,007

Gregory R. Hullinger	2014	$333,829	$168,436	$214,956	$90,865	$18,417	$826,503
Former Chief Financial Officer	2013	$333,829	$200,000	$250,731	$—	$17,850	$802,410
	2012	$320,989	$256,791	$240,044	$—	$125,372	$943,196

Gayla M. Cutrer	2014	$300,132	$111,349	$165,966	$69,800	$17,674	$664,921
Executive Vice President	2013	$300,132	$170,000	$188,048	$—	$17,557	$675,737
	2012	$271,122	$216,898	$180,033	$—	$718,140	$1,386,193

(1)	Bonuses for 2014 were determined and paid in March 2015. Bonuses for 2013 were determined and paid in March 2014. For Mr. Guidry’s 2013 bonus amount, this includes a $200,000 sign-on bonus paid after his completion of 30 days of service in November 2013. Bonuses for 2012 were determined and paid in March 2013.
(2)	The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2014 grants, see Note 3, “Stock Based Compensation” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The actual value that can be realized from the exercise of stock options, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. With the exception of Mr. Guidry’s awards in 2013, one-third of the options vested on the grant date and then one-third annually thereafter. The options expire 5 years after grant date. Mr. Guidry’s awards for 2013 begin to vest in a four year period with one-fifth vesting on each of his first three anniversaries with the Company and the remaining two-fifths vesting on the fourth anniversary with the Company. The options expire on his fifth anniversary with the Company. The restricted stock awards vest in three equal tranches on the first, second and third anniversaries of the date of grant.

(3)	For a breakdown of the individual items comprising All Other Compensations amounts, refer to the table below.

Name and Principal Position	Year	Vacation Payout ($)	401(k) Match ($)	Retirement Payout ($)	Severance and Consulting ($)(1)	Total All Other Compensation ($)
Steven P. Guidry	2014	—	25,600	—	—	25,600
Chief Executive Officer	2013	—	—	—	—	—

Robert L. Gerry, III	2014	—	—	—	424,145	424,145
Former Executive Chairman	2013	—	—	—	—	—
	2012	—	—	730,092	—	730,092

W. Russell Scheirman	2014	—	25,600	—	—	25,600
President and Chief Operating Officer	2013	—	19,098	—	—	19,098
	2012	59,501	18,180	849,879	—	927,560

Gregory R. Hullinger	2014	—	18,417	—	—	18,417
Chief Financial Officer	2013	—	17,850	—	—	17,850
	2012	—	12,803	112,569	—	125,372

Gayla M. Cutrer	2014	—	17,674	—	—	17,674
Executive Vice President	2013	—	17,557	—	—	17,557
	2012	95,702	12,413	610,025	—	718,140

(1)	Represents the following amounts paid or payable to Mr. Gerry for the entire term of his severance and consulting agreement: $300,010 of severance payments, $100,000 of consulting fees and $24,135 for health insurance premium reimbursements.

Grants of Plan-Based Awards During 2014

The following table presents grants of plan-based equity awards during the fiscal year ending December 31, 2014:

Name of Executive	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	All other option awards: Number of securities underlying options (#)(2)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(3)
Steven P. Guidry	3/4/2014		185,676	$6.98	$441,356
	3/4/2014	27,850		$—	$194,393

W. Russell Scheirman	3/4/2014		100,000	$6.98	$247,711
	3/4/2014	17,000		$—	$118,660

Gregory R. Hullinger	3/4/2014		86,777	$6.98	$214,956
	3/4/2014	13,018		$—	$90,865

Gayla M. Cutrer	3/4/2014		67,000	$6.98	$165,966
	3/4/2014	10,000		$—	$69,800

(1)	The amounts in this column represent the restricted stock granted to the Named Executive Officers on the respectively noted dates. These shares of restricted stock vest in three equal annual installments beginning one year from the date of grant.
(2)	The amounts in this column represent the stock options granted to the Named Executive Officers on the respectively noted dates. One-third of these stock options vested on the date of grant and the remainder vest in equal installments on the first and second anniversaries of the date of grant.

(3)	The amounts reflected in the table above for restricted stock and stock options are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 3, “Stock Based Compensation” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional detail regarding assumptions underlying the value of these equity awards.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our Named Executive Officers outstanding as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)		Option expiration date	Number of shares or units or stock that have not vested (#)(4)		Market value of shares or units of stock that have not vested ($)(9)
Steven P. Guidry	—	—		—		—	27,850	(7)	126,996
	—	—		—		—	80,000	(8)	364,800
	61,892	123,784		6.98	(1)	3/4/2019	—		—
	40,000	160,000		5.89	(2)	10/21/2018	—		—
	40,000	160,000		7.50	(2)	10/21/2018	—		—
	40,000	160,000		9.00	(2)	10/21/2018	—		—

Robert L. Gerry, III	102,500	—		4.28	(3)	3/3/2015	—		—
	115,900	—		7.75	(4)	12/31/2015	—		—
	115,900	—		8.81	(5)	12/31/2015	—		—
	217,475	—		6.97	(6)	12/31/2015	—		—

W. Russell Scheirman	—	—		—		—	17,000	(7)	77,520
	33,333	66,667		6.98	(1)	3/4/2019	—		—
	66,666	33,334		7.75	(4)	3/5/2018	—		—
	100,000	—		8.81	(5)	3/16/2017	—		—
	179,115	—		6.97	(6)	3/18/2016	—		—

Gregory R. Hullinger	—	—		—		—	13,018	(7)	59,362
	28,295	57,852	(3)	6.98	(1)	3/4/2019	—		—
	66,666	33,334		7.75	(4)	3/5/2018	—		—
	100,000	—		8.81	(5)	3/16/2017	—		—
	49,800	—		6.97	(6)	3/18/2016	—		—

Gayla M. Cutrer	—	—		—		—	10,000	(7)	45,600
	22,333	44,667	(3)	6.98	(1)	3/4/2019	—		—
	50,000	25,000		7.75	(4)	3/5/2018	—		—
	75,000	—		8.81	(5)	3/16/2017	—		—
	100,000	—		6.97	(6)	3/18/2016	—		—

(1)	Represents the exercise price for stock options awarded on March 4, 2014. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant.
(2)	Represents the exercise price for stock options awarded on October 21, 2013. One-fifth of the options vest on each of the first three anniversaries of following the date of grant and the remaining two-fifths vests on the fourth anniversary following the date of grant.
(3)	Represents the exercise price for stock options awarded on March 3, 2010.

(3)	Represents the exercise price for stock options awarded on March 5, 2013. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant.
(4)	Represents the exercise price for stock options awarded on March 16, 2012. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant. For Mr. Gerry, the Compensation Committee accelerated the vesting of the last third of the options upon his retirement as Executive Chairman in June 2014.
(5)	Represents the exercise price for stock options awarded on March 18, 2011. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant.
(6)	These amounts represent time-vested restricted stock awards granted on March 4, 2014. The awards vest in three equal parts on the first three anniversaries following the date of grant.
(7)	Represents a time vested restricted stock award granted on October 21, 2013. The award vests in five equal parts on the five anniversaries following the date of grant.
(8)	For purposes of calculating the amounts in this column, the closing price of the Company’s shares on the NYSE on December 31, 2014 of $4.56 was used.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2014

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2014 for each of our Named Executive Officers on an aggregated basis.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Guidry	—	—		—	—
Robert L. Gerry, III	150,000	735,500	(1)	—	—
W. Russell Scheirman	208,500	773,535	(2)	—	—
Gregory R. Hullinger	163,700	577,601	(3)	—	—
Gayla M. Cutrer	113,500	427,895	(4)	—	—

(1)	Mr. Gerry’s value realized on options exercised is the result of exercising 150,000 shares of stock at an average market price of $9.18, with a strike price of $4.28 per share.
(2)	Mr. Scheirman’s value realized on options exercised is the result of exercising 208,500 shares of stock at an average market price of $7.99, with a strike price of $4.28 per share.
(3)	Mr. Hullinger’s value realized on options exercised is the result of exercising 113,500 shares of stock at an average market price of $8.25, with a strike price of $4.28 per share; and 50,200 shares of stock at an average market price of $9.50, with a strike price of $6.97 per share.
(4)	Ms. Cutrer’s value realized on options exercised is the result of exercising 113,500 shares of stock at an average market price of $8.05, with a strike price of $4.28 per share.

Pension Benefits Table

We do not have a qualified pension plan.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Quantification of Amounts

The following sets forth the incremental compensation that would be payable by us to each of our Named Executive Officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2014, the last business day of 2014;

•	with respect to calculations based on our stock price, we used $4.56, which was the reported closing price of our common stock on December 31, 2014; and

•	that the Guidry Employment Agreement, which was amended and restated effective September 29, 2015, was amended and restated effective December 31, 2014.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

Other than Mr. Guidry and Ms. Cutrer, none of our 2014 named executive officers are party to an employment agreement with us. However, certain other executive officers, including Messrs. Bounds, McCormack and Christ are party to employment agreements with us as described above.

Each of our executive officers is a party to equity award agreements relating to options or restricted stock granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding equity grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our Named Executive Officers, including: cash severance, and accelerated stock option and restricted stock award vesting, upon different termination events. No amounts are payable in the form of cash bonuses, or, except in the case of Mr. Guidry, continuation of employee benefits such as health coverage. For the sake of completeness, the amounts reflected with respect to Mr. Guidry are calculated based upon the terms of his amended and restated employment agreement described above, even though such agreement was entered into during 2015. For additional detail regarding the terms and conditions of the relevant plans and agreements, please see the descriptions presented below.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)		Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
Steven P. Guidry
Cash Severance	—	—	895,000	1,790,000	(1)	895,000	895,000	—
Health Care Premiums			27,204	27,204		27,204	27,204
Accelerated Restricted Stock Vesting	—	—	—	491,796		—	—	—
Accelerated Stock Option Award Vesting(2)	—	—	—	1,233,026		—	—	—
Total	—	—	922,204	3,542,023		922,204	922,204	—
W. Russell Scheirman
Cash Severance	—	—	—	—		—	—	—
Accelerated Restricted Stock Vesting	—	—	—	77,520		—	—	—
Accelerated Stock Option Award Vesting(2)	—	—	—	246,230		—	—	—
Total	—	—	—	323,750		—	—	—
Gregory R. Hullinger
Cash Severance	—	—	—	—		—	—	—
Accelerated Restricted Stock Vesting	—	—	—	59,362		—	—	—
Accelerated Stock Option Award Vesting(2)	—	—	—	224,612		—	—	—
Total	—	—	—	283,974		—	—	—
Gayla M. Cutrer(3)
Cash Severance	—	—	—	—		—	—	—
Accelerated Restricted Stock Vesting	—	—	—	45,600		—	—	—
Accelerated Stock Option Award Vesting(2)	—	—	—	171,594		—	—	171,594
Total	—	—	—	217,194		—	—	171,594

(1)	For the sake of completeness, amounts with respect to Mr. Guidry have been calculated assuming that his Amended and Restated Executive Employment Agreement (described below) was in effect on December 31, 2014. Pursuant to the terms of his employment agreement as in effect on December 31, 2014, Mr. Guidry would have been entitled to $895,000 in cash severance based upon the other assumptions set forth herein.
(2)	Amounts include the aggregate proportionate fair value for stock option grants made in 2013 and 2014 which were not vested at December 31, 2014 that would have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2014. All non-vested options had no intrinsic value at December 31, 2014, as they were granted at a price higher than the stock price at the close of December 31, 2014.
(3)	As described below, subsequent to December 31, 2014, Ms. Cutrer entered into an Employment Agreement and Separation Agreement whereby she will continue to provide services to the Company on a part-time basis through January 2, 2016, whereupon she will retire and receive a cash payment in the amount of $9,538.12 and full vesting of any outstanding restricted shares she holds.

Description of Arrangements

Amended and Restated Executive Employment Agreement with Mr. Guidry

In 2013, we entered into an Executive Employment Agreement with Mr. Guidry as our Chief Executive Officer. The initial term of the Agreement is until December 31, 2015, and is subject to one year automatic extensions unless terminated by either party. The Agreement provides for an annual base salary of $500,000 with the opportunity to receive an annual target bonus of 100% of base salary, as determined by the Compensation Committee based on performance goals established by the Committee. Under the Agreement, Mr. Guidry was paid a sign-on bonus of $200,000, and was awarded 100,000 restricted shares of our common stock and options to purchase 600,000 shares of our common stock. The exercise price of 200,000 of the options was at the market price on the date of grant ($5.89 per share), 200,000 options have an exercise price of $7.50 per share and the remaining 200,000 shares have an exercise price of $9.00 per share. The options have a five year term. The restricted stock and options vest over the first through fourth anniversary of the grant, provided that the restricted stock and options automatically fully vest upon a change of control.

The Agreement provides for a severance payment if Mr. Guidry’s employment is terminated by us other than for “cause,” or is terminated because of his death or disability, or is terminated by Mr. Guidry for “good reason.” The severance payment is the sum of his base salary plus the highest annual bonus received during the two years prior to termination or the bonus due him for the year in which termination of employment occurs. The Company would also be required to pay for continuing health insurance premiums for Mr. Guidry and his eligible spouse and dependents for a period of one year following the termination. Cause is generally defined as the following with respect to Mr. Guidry: the conviction of a crime involving moral turpitude or a felony; the commission of a material act of fraud upon VAALCO, or any customer or supplier; the misappropriation of any funds or property of VAALCO, or any customer or supplier; the willful and continued failure to perform the material duties assigned to him that is not cured to the reasonable satisfaction of VAALCO; the engagement in any direct and material conflict of interest with VAALCO; or the engagement in any material activity which competes with VAALCO’s business or which would result in a material injury to the business, reputation or goodwill of VAALCO.

Effective as of September 29, 2015, Mr. Guidry’s employment agreement was amended and restated (such, Amended and Restated Executive Employment Agreement, the “Guidry Employment Agreement”) to extend the term of the agreement until December 31, 2016, with automatic extensions for an additional successive one-year period as of such date and as of each annual anniversary, unless either party gives notice to the other at least sixty days prior to such annual anniversary that no such automatic extension shall occur.

In addition, pursuant to the Guidry Employment Agreement (as amended and restated), Mr. Guidry is entitled to certain enhanced cash severance payments if, during the term of the employment agreement and within the twelve month period following a “Change in Control” (as defined in the Guidry Employment Agreement) or within the three month period preceding a Change in Control, Mr. Guidry’s employment is terminated other than (i) by the Company for “cause” (as defined in the Guidry Employment Agreement and described above), (ii) by Mr. Guidry for other than “good reason” (as defined in the Guidry Employment Agreement and described below), or (iii) due to Mr. Guidry’s death or “disability” (as defined in the Guidry Employment Agreement), subject to his execution of a release of claims, Mr. Guidry will be entitled to severance benefits consisting of: (i) continued group health plan coverage for one year, (ii) accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses and (iii) an additional payment, payable over a one year period following termination, equal to two times the sum of (x) Mr. Guidry’s base salary then in effect and (y) the higher of (A) the average of Mr. Guidry’s annual bonus paid or payable for the two calendar years immediately preceding the calendar year in which the termination date occurs and (B) Mr. Guidry’s annual bonus for the calendar year in which the termination date occurs (prorated to reflect the number of days worked in the year of termination).

“Good Reason” is defined as the occurrence of any one or more of the following events:

•	The assignment of any duties that are materially inconsistent with Mr. Guidry’s executive position, which in this definition includes status, reporting relationship to the Board of Directors, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of VAALCO, or any other material diminution in Mr. Guidry’s position, authority, duties, or responsibilities, other than an isolated and inadvertent action not taken in bad faith that is remedied within thirty business days; or

•	VAALCO requires Mr. Guidry to be based at any office or location that is farther than 40 miles from VAALCO’s principal office location in Houston, Texas; or

•	Any failure by VAALCO to obtain an assumption of the employment agreement by any successor to VAALCO, or any action or inaction that constitutes a material breach by VAALCO of the agreement.

The definition of good reason includes provisions for cure by VAALCO, and notice by Mr. Guidry.

Employment and Separation Agreement with Ms. Cutrer

Effective October 12, 2015, the Company entered into an employment agreement with Ms. Cutrer pursuant to which, effective November 1, 2015, she transitioned to part-time status and will receive a base salary of $25,011 per month and will remain eligible for a full-year bonus for 2015 with a minimum bonus amount equal to 75% of her previously established bonus target amount. In addition, on January 2, 2016, Ms. Cutrer’s employment will terminate due to her retirement and she will, subject to her execution of a release of claims, be entitled to receive a cash payment of $9,538.12 (intended to cover a portion of her medical premiums under COBRA) and full vesting of all shares of unvested restricted stock she holds at such time.

Consulting Agreement with Mr. Gerry

Following the 2014 Annual Meeting, in connection with his retirement, we entered into a severance and consulting agreement with Mr. Gerry. Under the agreement, Mr. Gerry agreed to serve as a consultant to the Chief Executive Officer and the Board during the term of the agreement, and in such capacity he agreed, if requested by the Chief Executive Officer or Board:

•	to advise and assist with respect to any aspect of the Company’s business; and

•	to provide other advice to the Company and offer assistance on other matters reasonably requested from time to time by the Chief Executive Officer or Board, including attending Board meetings.

Under the agreement, Mr. Gerry is paid a severance payment of $300,000 and a consulting fee of $100,000. The severance payment and consulting fee are payable in equal monthly installments from the date of his retirement until December 31, 2015, which is the term of the agreement. Mr. Gerry will also be entitled to reimbursement for expenses incurred in providing the consulting services in accordance with the terms of the agreement. In addition, all option awards held by Mr. Gerry under any of the Company’s incentive plans will be amended to provide that the expiration date of the option is the earlier of the expiration date of the option as provided in the award (without taking into effect any provision providing for early termination upon retirement) and December 31, 2015. The Company will also reimburse Mr. Gerry for supplemental Medicare insurance up to the amount that would otherwise have been paid in connection with COBRA for health insurance premiums for a period of 18 months, and the Company will provide Mr. Gerry with an office. The Company and Mr. Gerry may extend the term of the consulting agreement by mutual consent. The agreement provides for releases and other covenants customary in severance and consulting agreements for executive officers.

Consulting Agreement with Mr. Scheirman

In connection with his retirement in June 2015, we entered into a consulting agreement with Mr. Scheirman. Under the agreement, Mr. Scheirman will serve as a consultant to the Chief Executive Officer during the term of the agreement, and in such capacity he will, if requested by the Chief Executive Officer:

•	advise and assist with respect to any aspect of the Company’s business; and

•	provide other advice to the Company and offer assistance on other matters reasonably requested from time to time by the Chief Executive Officer.

Under the agreement, Mr. Scheirman will be paid a consulting fee of $8,000 per month beginning with his retirement until December 31, 2015, which is the term of the agreement. Mr. Scheirman will also be entitled to reimbursement for expenses incurred in providing the consulting services in accordance with the terms of the agreement and will be entitled to $3,000 per day for any day that he is required to travel internationally on behalf of the Company in order to carry out the consulting services. In addition, all option awards held by Mr. Scheirman under any of the Company’s incentive plans were amended to provide that the expiration date of the option is the earlier of the expiration date of the option as provided in the award (without taking into effect any provision providing for early termination upon retirement) and December 31, 2015. The Company will also reimburse Mr. Scheirman for health insurance premiums up to the amount that would otherwise have been paid in connection with COBRA for health insurance premiums for the term of the agreement. The Company and Mr. Scheirman may extend the term of the consulting agreement by mutual consent. The agreement provides for releases and other customary covenants.

Equity Incentive Plans

All awards issued pursuant to the Company’s equity incentive plans, including the 2014 Long Term Incentive Plan, the 2012 Long Term Incentive Plan and the 2007 Stock Incentive Plan (together, the “Incentive Plans”), would be impacted by a “change in control” of the Company, as defined in each of the respective Incentive Plans. Upon a “change in control” under the Incentive Plans,

(i)	All of the stock options and stock appreciation rights issued pursuant to their respective Incentive Plans then outstanding become 100% vested and immediately and fully exercisable;

(ii)	All of the restrictions and conditions of any restricted stock awards, restricted stock units and other stock-based awards issued pursuant to their respective Incentive Plans then outstanding shall be deemed satisfied, and the restriction period with respect thereto shall be deemed to have expired, and thus each incentive award issued pursuant to their respective Incentive Plans shall become free of all restrictions and fully vested; and

(iii)	All of the performance-based awards issued pursuant to their respective Incentive Plans shall become fully vested, deemed earned in full and promptly paid within thirty (30) days to the affected grantees thereof without regard to payment schedules and not withstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, no member of the Compensation Committee: (1) was an officer or employee of ours or any of our subsidiaries; (2) was formerly an officer of ours or any of our subsidiaries; or (3) had any relationship requiring disclosure in this Proxy Statement pursuant to SEC rules.

In addition, no executive officer served: (1) as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the compensation committee; (2) as a director of another entity, one of whose executive officers served on the compensation committee; or (3) as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Board.

POLICY ON PRE-APPROVAL OF RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 2014 audit and non-audit services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2014, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

On behalf of the Company, the Audit Committee retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, to audit our consolidated financial statements and our internal control over financial reporting for 2014. Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2014 and 2013, were as follows (amounts in thousands of dollars):

	2014	2013
Audit Fees	$732	$561
Audit-related Fees	2	20
Tax Fees	90	83

Total	$824	$664

Audit Fees

For the years ended December 31, 2014 and 2013, audit fees paid by us to Deloitte & Touche LLP were for the audit of our annual financial statements, the related attestation of internal controls over financial reporting and the review of our quarterly financial statements.

Audit-Related Fees

For the years ended December 31, 2014 and 2013, audit related fees pertained to cost attestations for our Gabon operation.

Tax Fees

For the years ended December 31, 2014 and 2013, fees billed by Deloitte & Touche LLP to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits, United Kingdom tax filings and for consultation in Gabon on payroll tax and value added tax matters.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Conduct. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the Board.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to a related person where the amount involved exceeds $120,000 are required to be disclosed. We are not aware of any related party transactions since the beginning of fiscal year 2014. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Since the beginning of fiscal year 2014, there have been no transactions in excess of $120,000 between us and a related person in which the related person had a direct or indirect material interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. To our knowledge, based solely on its review of such Section 16(a) reports and written representations that the Company has received, the Company believes that all reporting obligations of our officers, directors and greater than 10% stockholders under Section 16(a) were satisfied during 2014.

ANNEX B

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS PROXY STATEMENT

Transactions in the Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who are or may be deemed participants in the Company’s solicitation of proxies of consent is attached as Annex C.

Other Contracts, Arrangements and Understandings with Participants

Except as otherwise set forth in this Proxy Statement (including the related annexes), to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of proxies is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of proxies has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of proxies beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

B-1

ANNEX C

RECENT TRADING HISTORY OF PARTICIPANTS IN THIS

PROXY SOLICITATION

The following is a list of all purchases and sales of our common stock made during the last two years by persons who are or may be deemed participants in our solicitation of proxies.

Participant	Shares Acquired		Shares Disposed		Date
Steven P. Guidry			5,470	(3)	10/21/2015
	9,680				3/20/2015
			3,031	(3)	3/4/2015
	233,350	(1)			3/3/2015
	60,250	(2)			3/3/2015
	185,676	(1)			3/4/2014
	27,850	(2)			3/4/2014
	33,600				11/22/2013

Frederick W. Brazelton	15,000				3/23/2015
	16,100				3/3/2015
	7,900				3/4/2014

O. Donaldson Chapoton	5,700				3/23/2015
	60,000				3/3/2015
			51,566	(4)	3/3/2015
	16,100				3/3/2015
	7,900				3/4/2014

Andrew L. Fawthrop	1,240				3/20/2015
	16,100				3/3/2015
	4,900				12/30/2014
	1,499				12/29/2014
	4,400				12/29/2014
	2,633				11/03/2014

James B. Jennings	25,000				8/12/2015
	9,292				8/11/2015
	50,000				7/6/2015
	40,000				5/13/2015
	36,000				3/20/2015
	16,100				3/3/2015
	7,900				3/4/2014

John J. Myers, Jr.	25,000				8/27/2015
	30,025				8/27/2015
	85,000				8/14/2015
	16,100				3/3/2015
			10,000		8/25/2014
	100,000				8/15/2014
			82,900	(4)	8/15/2014
	7,900				3/4/2014

Steven J. Pully	36,000				7/31/2015

Don O. McCormack	100,000	(1)			11/2/2015
	100,000	(2)			11/2/2015

C-1

Participant	Shares Acquired		Shares Disposed		Date
Gayla M. Cutrer	10,000	(2)
			1,088	(3)	3/4/2015
	70,050	(1)			3/3/2015
	18,100	(2)			3/3/2015
	87,225				8/14/2014
			87,225		8/14/2014
	15,275				8/13/2014
			15,275		8/13/2014
	11,000				8/12/2014
			11,000		8/12/2014
	10,000				3/4/2014
	67,000	(1)			3/4/2014

Eric J. Christ	5,700				3/20/2015
	74,200	(1)			3/3/2015
	19,200	(2)			3/3/2015

Cary Bounds	100,000	(2)			7/6/2015
	150,000	(1)			7/6/2015

(1)	Grant of stock options.
(2)	Grant of restricted stock.
(3)	Withheld to cover tax withholding obligations.
(4)	Withheld to cover option exercise price.

C-2

▼TO VOTE BY PROXY BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED▼

The Board of Directors of VAALCO Energy, Inc. makes NO RECOMMENDATION on Proposal 1.

1. Cause Amendment Proposal:	AGAINST ☐	FOR ☐	ABSTAIN ☐

The Board of Directors of VAALCO Energy, Inc. recommends voting AGAINST Proposal 2.

2. Bylaw Restoration Proposal:	AGAINST ☐	FOR ☐	ABSTAIN ☐

The Board of Directors of VAALCO Energy, Inc. recommends voting AGAINST Proposal 3.

3. Removal of the following VAALCO Directors: 01) Frederick W. Brazelton 02) James B. Jennings 03) John J. Myers, Jr. 04) Steven J. Pully	AGAINST REMOVAL of All ☐	AGAINST REMOVAL of All Except ☐	FOR REMOVAL of All ☐

INSTRUCTIONS:

If you wish to vote for the removal of any of the directors named above, mark “Against Removal of All Except” and write on the line below the name(s) of the director(s) whom you wish to vote to remove.

The Board of Directors of VAALCO Energy, Inc. recommends voting AGAINST Proposal 4.

4. Vacancy Proposal:	AGAINST ☐	FOR ☐	ABSTAIN ☐

The Board of Directors of VAALCO Energy, Inc. recommends voting AGAINST Proposal 5.

5. Board Size Proposal:	AGAINST ☐	FOR ☐	ABSTAIN ☐

The Board of Directors of VAALCO Energy, Inc. recommends voting AGAINST Proposal 6.

6. Election of the following Directors: 01) Pete J. Dickerson 02) Michael Keane 03) Bradley L. Radoff 04) Joshua E. Schechter	AGAINST ELECTION of All ☐	AGAINST ELECTION of All Except ☐	FOR ELECTION of All ☐

INSTRUCTIONS:

If you wish to vote for the election of any of the directors named above, mark “Against Election of All Except” and write on the line below the name(s) of the director(s) whom you wish to vote to elect.

Date:

Signature

Signature (if held jointly)

Title(s)

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SUBMIT YOUR PROXY TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE BY PROXY

VAALCO ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VAALCO ENERGY, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS,

The undersigned holder of Common Stock of VAALCO Energy, Inc. hereby appoints Steven P. Guidry and Eric J. Christ, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Special Meeting of Stockholders to be held at [●] local time, on January 5, 2016, at [●], located at [●], and at all postponements and adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED “ABSTAIN” IN RESPECT OF PROPOSAL 1 AND “AGAINST” EACH OF PROPOSALS 2 THROUGH 6 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Special Meeting of Stockholders and the Proxy Statement of the Board of Directors.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated on the other side)